UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SILICON IMAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California, 94085, on Wednesday, May 16, 2012, at 2:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Camillo Martino
Chief Executive Officer

SILICON IMAGE, INC.
1140 East Arques Ave.
Sunnyvale, California 94085
______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 16, 2012, at 2:00 p.m., Pacific Time, for the following purposes:

1.
To elect two Class I directors of Silicon Image, Inc., each to serve until the 2015 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Silicon Image’s Board of Directors intends to present the following nominees for election as Class I directors:

Peter Hanelt	William George

2.	To approve an amendment to the Company’s 2008 Equity Incentive Plan to increase the number of shares available for issuance thereunder.

3.	To approve the Company’s executive compensation.

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2012.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 23, 2012 are entitled to notice of and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Camillo Martino
Chief Executive Officer

Sunnyvale, California
April 11, 2012

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope, or vote by telephone or Internet according to the directions on the accompanying proxy, so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2012:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://ir.siliconimage.com/sec.cfm

SILICON IMAGE, INC.
1140 East Arques Ave.
Sunnyvale, California 94085
______________________________

PROXY STATEMENT
______________________________

April 11, 2012

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Silicon Image, Inc., a Delaware corporation (“Silicon Image” or the “Company”), for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 16, 2012, at 2:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 17, 2012. An annual report for the year ended December 31, 2011 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 23, 2012, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 23, 2012, we had 83,131,329 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, each of Proposals No. 2, 3 and 4 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposals No. 2 and 4. Additionally, abstentions will not be counted as either a vote cast “For” or “Against” with respect to Proposal 3. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes, votes withheld, and abstentions.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members Brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as Proposal No. 4. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. For Proposals No. 1, 2 and 3, which are not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on those proposals. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request those brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $6,000.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare Shareowner Services LLC, Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare Shareowner Services LLC, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Silicon Image’s Board of Directors is presently comprised of six (6) members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting.

Peter Hanelt and William George have been designated as Class I directors, Masood Jabbar and John Hodge have been designated as Class II directors and William Raduchel and Camillo Martino have been designated as Class III directors. Mr. Hanelt serves as Chairman of the Board. The Class I directors are standing for reelection at the 2012 Annual Meeting of Stockholders, the Class II directors will stand for reelection or election at the 2013 Annual Meeting of Stockholders and the Class III directors will stand for reelection or election at the 2014 Annual Meeting of Stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election as a Class I director is currently a director of Silicon Image. If elected at the Annual Meeting, each of the nominees would serve until the 2015 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Silicon Image is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors and certain information about them, including their ages as of February 29, 2012, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class I directors with term expiring in 2015:
Peter Hanelt(1)(2)(3)	66	Business Consultant	2005
William George(2)(3)	69	Independent Consultant	2005

Incumbent Class II directors with term expiring in 2013:
Masood Jabbar(1)(2)(3)	62	Independent Consultant and Private Investor	2005
John Hodge(1)(4)	44	Partner, Rubicon Technology Partners	2006

Incumbent Class III directors with term expiring in 2014:
William Raduchel(2)(4)	65	Individual Investor and Strategic Advisor	2005
Camillo Martino	49	Chief Executive Officer of Silicon Image	2010
_________________

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of Corporate Development Committee

William George has served as a director of Silicon Image since October 2005. Dr. George served as Executive Vice President of Manufacturing Services for ON Semiconductor Corporation and SCI, LLC from June 2007 until his retirement from the company in September, 2008. From August 1999 until June 2007, he served as Executive Vice President of Operations at ON. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until August 1999. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. From October 2003 until December 2004, Dr. George served as a director of the Supervisory Board of Metron Technology N.V., a global provider of marketing, sales, manufacturing, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers in Europe, Asia and the United States. Since August 2005, Dr. George has served as a director, chair of the Governance and Nominating Committee and a member of the Compensation Committee of Ramtron International Corporation, a semiconductor supplier located in Colorado Springs, Colorado. In 2011, he also was named to the Ramtron Audit Committee and assumed the chairmanship of the Compensation Committee.  In April 2009, he joined the Board of Directors of publicly-traded Power Integrations, Inc., a leading supplier of high voltage integrated circuits for energy efficient power conversion. He is also currently a member of the Compensation Committee of the Board of Directors of Power Integrations, Inc. Since December 2011, Dr. George also served as a member of the Audit Committee of the Board of Directors of Power Integrations, Inc. Dr. George received his Bachelor’s degree in Metallurgical Engineering in 1964 from the University of Oklahoma and earned a Ph.D. in Materials Science from Purdue University in 1968.

Through his extensive experience as an executive officer in a number of semiconductor companies, Dr. George brings to our Board of Directors his broad management expertise and a knowledge and understanding of the semiconductor industry. Through his vast experience and deep understanding of the semiconductor industry, he provides our Board of Directors valuable insights and ideas about analyzing and focusing on improving the various aspects of our Company, including operations, research and development, strategies and financial performance.

Peter Hanelt has served as a director of Silicon Image since May 2005, including as Chairman of the Board since July 2005. Mr. Hanelt has been a self-employed business consultant since November 2003. Mr. Hanelt served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, Inc., a publicly traded regional consumer electronics retailer, from December 2001 through July 2003 and as a consultant from July 2003 through October 2003. Mr. Hanelt is also a Chairman, director and a member of the Nominating and Corporate Governance and Compensation Committee and the chair of the Audit Committee of Bidz.com, a publicly-traded online bidding service. Mr. Hanelt also serves as a Chairman and director of Patelco Credit Union and a director of Dignity Health, formerly Catholic Healthcare West, both not for profit companies and InterHealth Nutraceuticals, Inc. and Coast Asset Management LLC, both private companies. From 1997 to May 2008, Mr. Hanelt served as a director of Shoe Pavilion, Inc., a publicly traded shoe retailer. Shoe Pavilion, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2008. Mr. Hanelt holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point, and earned his MBA degree at the University of California, Berkeley.

Through Mr. Hanelt’s experience as a chief executive officer and his significant experience on audit committees and the board of directors of other companies, he brings his analytical skills and extensive expertise in analyzing numerous aspects of our business, including strategy, organizational design and planning as well as formulating and driving strategic direction and change. In particular, Mr. Hanelt’s experience with a wide range of companies provides the Board with valuable insight to best-in-class examples of successful companies against which we can model growth and culture to enable scaling of the organization in an optimal manner. Mr. Hanelt’s experience as a director in other companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as the Chairman of our Board of Directors. In addition, Mr. Hanelt holds an active CPA license and has spoken at several educational forums for CPA firms on the role of audit committees and board members, both of which also contribute to his qualifications.

John Hodge has served as a director of Silicon Image since February 2006. Since January 2012, Mr. Hodge has been a partner at Rubicon Technology Partners, a middle market private equity firm. From June 2006 to July 2011, Mr. Hodge served as Senior Managing Director and Senior Advisor in the Private Equity Division at Blackstone Group, a private equity firm. From December 2006 to July 2008, Mr. Hodge served on the Board of Directors as well as member of the Audit Committee of Freescale Semiconductor, Inc. Mr. Hodge has advised clients from the brightest startups to the largest global leaders completing over 250 transactions for companies, such as Apple, Applied Materials, ASML, Broadcom, Cadence, Conexant, Compaq, Cypress, Google, Handspring, Hewlett-Packard, Intel, Intuit, KLA-Tencor, Lam Research, Linear Technology, National Semiconductor, Oracle, Philips, Rockwell, Samsung, SMIC, Solectron, Synopsys, ST Microelectronics, Texas Instruments, Verisign and Xilinx. From 1998 to February 2006, Mr. Hodge was Senior Advisor, Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge holds a Bachelor of Science degree in Biology from Stanford University.

Mr. Hodge’s years of experience in private equity, corporate finance and merger acquisitions transactions and his extensive experience as a director of semiconductor companies have exposed him to a broad range of issues affecting businesses, including a number of businesses in our industry. In particular, Mr. Hodge’s experience as an operating executive in the private equity and financial institutions provides our Board of Directors and our management with knowledge and perspective on the Company’s daily operating challenges. He brings to our Board of Directors his financial expertise and his work has included analyzing and focusing on improving various aspects of businesses, including operations, strategies and financial performance.

Masood Jabbar has served as a director of Silicon Image since May 2005. Mr. Jabbar is currently a private investor. From November 2004 to September 2006, Mr. Jabbar served as the Chief Executive Officer of XDS Inc., a privately held services company. In September 2003, Mr. Jabbar retired from Sun Microsystems, Inc. after sixteen years, where he held a variety of senior positions, including Executive Vice President and Advisor to the Chief Executive Officer from July 2002 through September 2003, Executive Vice President of Global Sales Operations from July 2000 to June 2002, President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems, Inc., Mr. Jabbar worked for ten years at Xerox Corporation and prior to Xerox, two years at IBM Corporation. Mr. Jabbar serves on the Board of Directors and as a member of the Audit Committee of JDS Uniphase Corporation, a publicly traded company, and as a member of the Board of Directors and a member of the Audit Committee of RF Micro Devices, Inc., a publicly traded company. He is also a member of the Board of Directors of Calypso Technology Inc. a privately held company. Mr. Jabbar holds a MA in International Management from the American Graduate School of International Management, a Master of Business Administration degree from West Texas A&M University and a Bachelor of Arts degree in Economics & Statistics from the University of the Punjab, Pakistan.

Mr. Jabbar’s years of experience as an executive officer at Sun Microsystems, Inc. and as the Chief Executive Officer of XDS, Inc. have provided him with broad leadership and executive experience. Moreover, his MA in International Management provides him with a perspective on global business operations. In addition, his experience as a director in other companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as the Chairman of the Compensation Committee and a member of the Governance and Nominating Committee of our Board of Directors.

Camillo Martino has served as a director and Chief Executive Officer of Silicon Image since January 2010. Mr. Martino served as a board member of SAI Technology Inc. (“SAI”), a privately held company, from June 2006 to November 2010 and, prior to his appointment as Chief Executive Officer of the Company, Mr. Martino served as Chief Operating Officer of SAI from January 2008 to January 2010. From July 2005 to June 2007, Mr. Martino served as the President and CEO of Cornice Inc., a privately held company. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation, a publicly held company. Prior to August 2001, Mr. Martino also worked at National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science in Electrical Engineering from the University of Melbourne, Parkville/Melbourne, Australia and a Graduate Diploma in Digital Communications from Monash University, Clayton, Australia.

Mr. Martino’s over 25 years of experience in the high-tech industry, including various executive management roles focusing on consumer electronics, communications and computing markets, contribute to his qualifications to sit on our Board of Directors. Mr. Martino’s day-to-day involvement in the Company’s business has provided him with extensive knowledge and understanding of the Company and its industry. As Chief Executive Officer, he is able to provide the Company’s Board of Directors with insight and information related to the Company’s strategy, operations, and business. His prior employment in public companies in a number of substantial management and executive roles at Zoran Corporation and National Semiconductor Corporation provided him with extensive experience in business, operations, research and development and management.

William Raduchel has served as a director of Silicon Image since December 2005. Dr. Raduchel served as non-executive vice chairman of Silicon Image’s wholly-owned subsidiary Simplay Labs, LLC (formerly known as PanelLink Cinema LLC) from January 2005 until his election as a director of Silicon Image. From April 2003 until his election as a director, Dr. Raduchel also served as a consultant to Silicon Image. Dr. Raduchel is an adjunct professor at the McDonough School of Business, Georgetown University and an outside director. He is a director of ePals, Live Intent, MokaFive and Virident, all private companies except for ePals, a public company listed on the Toronto Stock Exchange. He is a strategic advisor to Daily Mail and General Trust PLC, a leading U.K. media company, and to Naspers, Ltd.  From March 2004 until June 2006, he was the Chairman of the Board of Directors and from May 2004 to January 2006, Chief Executive Officer, of Ruckus Network, Inc., a privately-held digital entertainment network for students at colleges and universities over the university network. From September 1999 through January 2001, he was Chief Technology Officer of AOL, Inc., becoming Chief Technology Officer of AOL Time Warner (now known as Time Warner Inc.) in January 2001, a position he held through December 2002. After leaving AOL Time Warner, he served as a part-time strategic advisor to America Online, Inc. (a subsidiary of Time Warner Inc.) from March 2003 through February 2004. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Dr. Raduchel received his undergraduate degree in Economics from Michigan State University and earned his A.M. and Ph.D. degrees in Economics at Harvard University.

In addition to being an economist, Dr. Raduchel is a recognized expert on the future of technology and media, and his vision assists the Company in its strategy. He understands both our industry and our customers.  In addition, he brings a wealth of management experience from his career at AOL Time Warner, AOL, Inc., Sun Microsystems, Inc., Xerox Corporation and The McGraw-Hill Companies, Inc., at all of which he was an executive officer. His corporate governance expertise includes decades of board service.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The Board of Directors has determined that each of Peter Hanelt, William George, John Hodge, Masood Jabbar and William Raduchel representing a majority of its current members, is independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission.

During fiscal year 2011, the Board met formally thirty-one times and acted by written consent one time. All of the directors attended at least 80% of the meetings of the Board and the total number of meetings held by all committees of the Board on which such director served.

Standing committees of the Board include an audit committee, a compensation committee, a governance and nominating committee and a corporate development committee. Each of these committees has adopted a written charter. Current copies of these charters are available on the Investor Relation’s section of Silicon Image’s website at http://ir.siliconimage.com by clicking on "Committee Charters" under  “Corporate Governance”.

Audit Committee. The Audit Committee consists of Peter Hanelt, Masood Jabbar and John Hodge. Mr. Hanelt has served as chairman of the Audit Committee since June 2005. The Board has determined that Messrs. Hanelt and Jabbar are each an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission and that each of the members of the Audit Committee meets the financial sophistication requirements of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market. During fiscal year 2011, the Audit Committee met eight times. The Audit Committee reviews our financial reporting process, our system of internal controls and the audit process. The Audit Committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.

Compensation Committee. The Compensation Committee consists of William George, Peter Hanelt, William Raduchel and Masood Jabbar. Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. The Board has determined that each of the current members of the Compensation Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2011, the Compensation Committee met seven times and acted by written consent one time. The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves bonus programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards under equity based compensation plans and agreements thereunder as well as non-plan options. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations. The Compensation Committee and the Board each has the authority to approve director compensation.

Governance and Nominating Committee. The Governance and Nominating Committee consists of Masood Jabbar, Peter Hanelt and William George. Dr. George joined the Governance and Nominating Committee and became its chairman in July 2007. The Board has determined that each of the current members of the Governance and Nominating Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2011, the Governance and Nominating Committee met two times and acted by written consent one time. The Governance and Nominating Committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.

The Governance and Nominating Committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of experiences, perspectives, qualifications, attributes and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a diversity of knowledge, experience, backgrounds, viewpoints, characteristics and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically, without regard to their race, gender, national origin or sexual orientation. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and Board committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance and Nominating Committee has previously retained outside search consultants to assist in identifying potential candidates for membership on the Board.

The Governance and Nominating Committee believes the current nominees for election as Class I directors as well as the Class II and Class III directors are composed of a diverse group of leaders in their respective fields. Many of nominees and current directors have leadership experience at major private and public companies, including experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. The Governance and Nominating Committee and the Board believe that the above-mentioned attributes provide Silicon Image with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Corporate Development Committee. The Corporate Development Committee consists of John Hodge and William Raduchel. Messrs. Hodge and Raduchel have served as co-chairmen of the Corporate Development Committee since February 2008. During fiscal year 2011, the Corporate Development Committee met twice. The purpose of the Corporate Development Committee is to assist the Board in fulfilling its responsibilities for overseeing and facilitating the development and implementation of the Company’s business strategies and plans.

Board Leadership Structure. The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our stockholders. Mr. Hanelt, a non-employee director, serves as our Chairman of the Board and presides over meetings of the Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, regular meetings of our Board include a meeting of our independent directors without management present.

Risk Management. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted in part through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks and discussions with those officers and other personnel.

Risk Oversight. Our Board is responsible for the oversight of our company-wide risk management efforts and delegates the assessment and implementation of our day-to-day risk management policies to our management. Our Board is directly involved in overseeing risk management issues related to significant matters such as our overall business strategy, major strategic transactions and executive officer succession through its regular communications with management.

Additionally, each of our standing Board committees, namely the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, have individual oversight responsibilities:

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Our Audit Committee oversees our financial reporting and controls, as well as the work performed by our independent registered public accounting firm and our internal audit function. The Audit Committee regularly discusses with management and our independent registered public accounting firm the major risks related to our financial reporting and controls, and the steps taken to monitor and control our exposure to those risks. In addition, under the supervision of the Audit Committee, we have established an anonymous and confidential ethics reporting system, which encourages and allows any employee to submit concerns directly to senior management and the Audit Committee. Our Audit Committee also oversees risks relating to our investments, financing activities and world-wide insurance programs and is responsible for reviewing and approving related person transactions.

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Our Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices. Our Compensation Committee aims to establish compensation policies and practices that motivate contributions to long term stockholder value and do not promote unnecessary or excessive risk-taking. For additional information regarding the Compensation Committee’s assessment of our compensation-related risk, please see the section of this Proxy Statement titled “Compensation Risk Assessment.”

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Our Governance and Nominating Committee is responsible for overseeing risks related to our overall corporate governance, as well as any potential issues related to the composition and structure of our Board of Directors and its committees. In this regard, our Governance and Nominating Committee conducts an annual evaluation of our Board and Board committees and periodically reviews Board member and executive officer succession plans. It also reviews and makes recommendations with respect to our corporate governance policies and principles, and the chairperson may investigate concerns raised through our confidential ethics reporting system, as applicable to our Board and its committees.

Policy regarding Stockholder Nominations. The Governance and Nominating Committee considers stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

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If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Corporate Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar day before the anniversary of the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

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Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Silicon Image’s Corporate Secretary and as necessary to satisfy Securities and Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

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The Governance and Nominating Committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, or audit committee financial expert).

•	The Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Stock Ownership Guidelines. In February 2010, the Board of Directors approved stock ownership guidelines for non-employee directors. These guidelines require that each non-employee director own at least the lesser of (i) 25,000 shares of Silicon Image’s common stock and (ii) shares of Silicon Image common stock having a value equal to $75,000. The guidelines allow a four-year period to attain the target ownership level beginning the date of the adoption by the Board of the guidelines or the non-employee director’s election to the Board. To facilitate share ownership, non-employee directors will retain at least 25% of any shares of Silicon Image common stock acquired through the exercise or vesting of any equity awards (after taking into account any shares sold or withheld, as the case may be, to satisfy the payment of the exercise price, if any, or taxes) until the ownership threshold is achieved. Thereafter, the requirement to retain shares lapses unless a non-employee director’s ownership falls below the target level.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Silicon Image’s Board is currently comprised of William George, Peter Hanelt, William Raduchel and Masood Jabbar. None of these individuals has at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO 2008 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER

We are asking stockholders to amend the Silicon Image 2008 Equity Incentive Plan (the “2008 Plan”), to increase the number of shares of common stock reserved for issuance under the 2008 Plan by 7,000,000 shares.  Approval of the amendment and increase in the number of shares reserved for issuance under the 2008 Plan was approved by the Board of Directors on March 27, 2012.

Approval of the amendment of the 2008 Plan (the “Amendment”) is intended to ensure that Silicon Image is able to continue offering stock-based incentive compensation to its eligible employees and non-employee directors. As of February 29, 2012, the total number of shares that remained available for issuance under 2008 Plan and were not subject to awards already outstanding was 4,307,941 shares. Without stock options or other forms of equity incentives, Silicon Image would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future successes of the company. These cash replacement alternatives would, among other things, potentially reduce the cash available for investment in growth and development of new and existing products.  Moreover, regardless of cash position, recruiting without equity would put the Company at a competitive disadvantage particularly for critical technical talent, as a result the Company’s go forward success would be substantially at risk.

In order to better manage and control the amount of our common stock used for equity compensation, our Board of Directors adopted a Burn Rate Policy for fiscal years 2010 — 2012.  During this three-year period, beginning with our 2010 fiscal year and ending with our 2012 fiscal year, our Burn Rate Policy has required us to limit the number of shares that we grant subject to stock awards over the three-year period to an annual average of 5.27% of our outstanding common stock (which is equal to the average of the median burn rate plus one standard deviation for the 2009 and 2010) calendar years for Russell 3000 companies in our Global Industry Classification Standards Peer Group (4530 Semiconductors and Semiconductor Equipment), as published by Institutional Shareholder Services in 2009).  Our annual burn rate is calculated as the number of shares subject to stock awards (including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards) granted during our fiscal year and the number of shares subject to performance units and performance shares that are paid out during a fiscal year divided by our outstanding common stock, measured as of the last day of each fiscal year, both as reported in our periodic filings with the SEC.  Awards that are settled in cash, awards that are granted pursuant to a stockholder approved exchange programs, awards sold under our employee stock purchase plan and awards assumed or substituted in acquisitions will be excluded from our burn rate calculation.  For purposes of our calculation, each share subject to a full value award (i.e., restricted stock, restricted stock unit, performance share and any other award that does not have an exercise price per share equal to the per share fair market value of our common stock on the grant date) will be counted as 1.5 shares.

Plan History

In April 2008, the Board of Directors adopted, and in May 2008, our stockholders approved, the 2008 Plan and reserved a total of 4,000,000 shares thereunder.  The 2008 Plan replaced our 1999 Equity Incentive Plan (the “1999 Plan”) and our other equity compensation plans prior to their expiration and became our primary plan for providing equity-based incentive compensation to our eligible employees and non-employee directors.  On March 30, 2010, our Board of Directors approved the first amendment to the 2008 Plan to increase the number of shares reserved for issuance under the 2008 Plan by 9,000,000 shares, which amendment was subsequently approved by our stockholders at the 2010 Annual Meeting of Stockholders.  On March 30, 2010, our Board of Directors also approved the supplemental amendment to the 2008 Plan to increase the number of shares reserved that could only be used for the Stock Option Exchange Program by 2,000,000 shares, which amendment was subsequently approved by our stockholders at the 2010 Annual Meeting of Stockholders. As of February 29, 2012, there were 4,307,941 shares available for grant under the 2008 Plan, subject to adjustment only to reflect stock splits and similar events, and an aggregate of 5,989,257 options outstanding with a weighted average price of $6.03 and a weighted average term of 5.02 years. Also, as of February 29, 2012, there were 2,325,098 full value awards outstanding.

Background on Stock Compensation at Silicon Image

We firmly believe that a broadly-utilized, equity-based incentive compensation program is a necessary and powerful employee incentive and retention tool that benefits all of Silicon Image’s stockholders. The use of equity-based incentive compensation has long been a vital component of Silicon Image’s overall compensation philosophy, which is based on the principle that long-term incentive compensation should be closely aligned with stockholders’ interests. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees upon improved stock price performance. A broadly-utilized, equity-based incentive compensation program focuses employees at every level of the Company on achieving strong corporate performance as we have embedded in our culture the necessity for employees to think and act as stockholders. Historically, Silicon Image has granted equity incentives to its non-employee directors and the majority of its employees. Equity incentives are an important component of our long-term employee incentive and retention strategy and has been effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company.

 Purpose of 2008 Plan

The 2008 Plan allows Silicon Image, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the 2008 Plan, or part of the 2008 Plan, has been delegated or permitted by law, to make grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance shares and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our stockholders by continuing to link a portion of their compensation with Silicon Image’s performance.

Key Terms

The following is a summary of the key provisions of the 2008 Plan.

Plan Term:	May 21, 2008 to May 21, 2018.

Eligible Participants:
All of our employees, directors, consultants, advisors and independent contractors will be eligible to receive awards under the 2008 Plan, provided they render bona fide services to Silicon Image. The Compensation Committee will determine which individuals will participate in the 2008 Plan. As of the record date, there were approximately 598 employees and five non-employee directors eligible to participate in the 2008 Plan.

Shares Authorized:
If Proposal No. 2 is approved, an additional 7,000,000 shares will be authorized under the 2008 Plan, resulting in a total of 11,307,941 shares authorized and available for issuance. Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the 2008 Plan. As of February 29, 2012, there were a total of 5,989,257options and 2,325,098 full value awards outstanding. The 2008 Plan originally provided for an aggregate of 4,000,000 shares authorized. During our 2010 Annual Meeting of Stockholders held on May 19, 2010, our stockholders approved an increase of 9,000,000 shares to the number of shares that can be issued under the 2008 Plan and also approved an increase of up to 2,000,000 additional shares that we could only use for the stockholders-approved Stock Option Exchange Program. We completed the Stock Option Exchange Program in September 2010 and 1,695,935 of the 2,000,000 maximum issuable shares for the exchange program were used. If Proposal No. 2 is approved, the amended 2008 Plan will authorize an aggregate of 21,695,935 shares.

Award Types:	(1) Non-qualified and incentive stock options
(2) Restricted stock awards
(3) Stock bonus awards
(4) Stock appreciation rights
(5) Restricted stock units
(6) Performance shares

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:
For purposes of determining the number of shares available for grant under the 2008 Plan against the maximum number of shares authorized, any full-value award (i.e., any award other than a stock option or a stock appreciation right) will reduce the number of shares available for issuance under the 2008 Plan by 1.5 shares.

Vesting:	Vesting schedules are determined by the Compensation Committee when each award is granted. Options generally vest over four years.

Award Terms:
Stock options have a term no longer than seven years, except in the case of incentive stock options granted to holders of more than 10% of Silicon Image’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than seven years. Stock options and stock appreciation rights must be granted at 100% of fair market value under the 2008 Plan.

Automatic Grants to Non-Employee Directors:
Non-employee directors are eligible to receive discretionary grants under the 2008 Plan, which will be granted either on a discretionary basis or pursuant to policy adopted by the Committee, including the Director Compensation Plan described in the section entitled “Director Compensation” below. Discretionary grants to our non-employee directors may have a term no longer than seven years. In the event of a corporate transaction (commonly known as a “change of a control), all outstanding awards granted to our non-employee directors will vest and to the extent applicable, become exercisable.

Repricing Prohibited:
Re-pricing or reducing the exercise price of a stock option or stock appreciation right or issuance of new stock options or stock appreciation rights having a lower exercise price in substitution for cancelled stock options or stock appreciation rights, including exchanges for cash/full value awards, are prohibited without stockholder approval.

New Plan Benefits

The following table shows, in the aggregate, the number of restricted stock units (RSUs) that will be granted automatically in fiscal 2012 to our five non-employee directors, pursuant to the 2008 Plan. These grants will be made regardless of whether the Amendment is approved by the stockholders.

Name and Position	Dollar Value ($)	Number of RSUs

Non-employee Director Annual Grant	$75,000	Calculated as of the date of grant as follows: $75,000 divided by the thirty (30) day trailing average of the closing price of our common stock as reported on the NASDAQ Global Select Market

Non-employee Board Chair Annual Grant	$15,000	Calculated as of the date of grant as follows: $15,000 divided by the thirty (30) day trailing average of the closing price of our common stock reported on the NASDAQ Global Select Market

Future awards under the 2008 Plan to executive officers, employees or other eligible participants and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms applicable to Stock Options and Stock Appreciation Rights

 The exercise price of stock options or stock appreciation rights granted under the 2008 Plan may not be less than the fair market value (the closing price of Silicon Image common stock on the date of grant and if that is not a trading day, the closing price of Silicon Image common stock on the trading day immediately succeeding the date of grant) of our common stock. On the record date, the closing price of our common stock was $5.94 per share. The term of these awards may not be longer than seven years. The Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares and Stock Bonus Awards

The Compensation Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards contingent upon continued employment with Silicon Image, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Operating cash flow return on income

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Company-specific operational metrics

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total stockholder return and/or total stockholder return growth

•	Economic value added
The foregoing factors may be on a GAAP or non-GAAP basis.

To the extent that an award under the 2008 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the 2008 Plan, awards granted under the 2008 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of, for consideration or otherwise, except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee will continue to administer the 2008 Plan. The Compensation Committee selects the persons who receive awards, determine the number of shares covered thereby and, subject to the terms and limitations expressly set forth in the 2008 Plan, establish the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the 2008 Plan and prescribe, amend and rescind any rules and regulations relating to the 2008 Plan.

Amendments

 The Board may terminate or amend the 2008 Plan at any time, provided that no action may be taken by the Board of Directors (except those described in “Adjustments”) without stockholder approval to:

(1) Permit the repricing or other exchange of outstanding stock options or stock appreciation rights under the 2008 Plan for new options, other equity awards or cash; or

    (2) Otherwise implement any amendment to the 2008 Plan required to be approved by stockholders under the rules of The NASDAQ Stock Market.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting our common stock, the Committee shall adjust the number and class of shares available for grant under the 2008 Plan, the annual limitations on the number of shares an individual is permitted to receive under the 2008 Plan, and subject to the various limitations set forth in the 2008 Plan, the number and class of shares subject to outstanding awards under the 2008 Plan, and the exercise or settlement price of outstanding stock options and of other awards shall be proportionately adjusted, subject to any required action by the Board or the stockholders.

Corporate Transactions

In the event of a corporate transaction, such as a merger, asset sale, or other change of control transaction, except in the case of awards held by non-employee directors, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the 2008 Plan, the outstanding awards will expire on such terms and at such time as the Board or the Committee shall determine. The Board or the Compensation Committee may, in its discretion, accelerate the vesting of such awards in connection with the corporate transaction. The vesting of outstanding awards held by non-employee directors will accelerate in full prior to the consummation of a corporate transaction (i.e., a change of control) on such terms as the Compensation Committee may determine.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Silicon Image and participants in the 2008 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

 Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Silicon Image will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income and Silicon Image will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Silicon Image will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss and Silicon Image will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Silicon Image will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Silicon Image common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income and Silicon Image generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. Silicon Image receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Silicon Image generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. Silicon Image will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable Silicon Image to provide, in its discretion, certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Silicon Image may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy and cast affirmatively or negatively is required to approve the Amendment. An abstention will have the effect of a negative vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO 2008 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3 —RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION

We are requesting your approval of the fiscal year 2011 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This is a non-binding advisory vote and is commonly referred to as a “say on pay” vote.

Our Compensation Committee, which is responsible for structuring and administering the compensation program for our named executive officers, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of the Company’s stockholders. We believe the compensation program for our named executive officers has been instrumental in helping Silicon Image achieve strong financial performance in fiscal 2011 despite the challenging macroeconomic environment. We encourage you to carefully review the Compensation Discussion and Analysis section, the compensation tables, and the narrative discussion of this Proxy Statement for additional details on the Company’s executive compensation program, including the Company’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation for our named executive officers in fiscal year 2011.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory (non-binding) basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Silicon Image, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be Silicon Image’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Audit and Related Fees

Audit Fees.

The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for professional services rendered for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2011, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission and (iv) the fiscal year 2011 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $889,592 for the fiscal year ended December 31, 2011.

For the fiscal year ended December 31, 2010, the aggregate fees billed by Deloitte & Touche for professional services rendered in connection with (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2010, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission (iv) the fiscal year 2010 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act and (v) the fiscal year 2009 statutory audits of Silicon Image’s Netherlands and Germany subsidiaries were $649,905 for the fiscal year ended December 31, 2010.

 Audit-Related Fees.

There were no audit-related fees billed by Deloitte & Touche for the fiscal years ended December 31, 2011 and 2010.

Tax Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for professional services rendered for tax consultancy and tax return preparation for our Germany subsidiary for the fiscal years ended December 31, 2011 and 2010 were $14,509 and $13,765, respectively.

All Other Fees.

There were no other fees billed by Deloitte & Touche for the fiscal years ended December 31, 2011 and 2010.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals and the fees for the services performed to date.

All of the services of Deloitte & Touche for the fiscal years ended December 31, 2011 and 2010, described above, were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 29, 2012 by:

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our current directors;

•	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

•	all current directors and executive officers as a group.

Our Named Executive Officers consist of Mr. Martino, who served as our Principal Executive Officer in 2011, Mr. Granberry, who served as our Principal Financial Officer in 2011, and the three other most highly compensated executive officers in 2011 (Messrs. Lopez, Vehling and Almgren).

The percentage ownership in the following table is based on 83,071,326 shares of our common stock outstanding as of February 29, 2012 plus the number of shares of our common stock that such person or group would own or had the right to acquire on or within 60 days after February 29, 2012. Shares of common stock that are subject to options or other convertible securities currently releasable or exercisable within 60 days of February 29, 2012, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible or releasable securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1140 East Arques Ave., Sunnyvale, California 94085.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class
Holders of Greater Than 5%
Edward C. Johnson and FMR LLC (1)	10,660,697	12.6%
Thompson, Siegel and Walmsley LLC (2)	6,621,349	7.8%
Sparta Asset Management LLC (3)	4,535,415	5.3%
BlackRock, Inc (4)	4,254,465	5.0%
Named Executive Officers
Camillo Martino (5)	385,651	*
Noland Granberry (6)	153,173	*
Edward Lopez (7)	228,654	*
Timothy Vehling (8)	127,807	*
Eric Almgren (9)	287,705	*
Directors
William Raduchel (10)	283,000	*
Peter Hanelt (11)	176,150	*
Masood Jabbar (12)	130,000	*
William George (13)	125,000	*
John Hodge (14)	125,000	*
All executive officers and directors as a group (10 persons) (15)	2,022,140	2.4%

_______________

*	Less than 1%.

(1)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012, which indicates that Edward C. Johnson 3d and Fidelity Management and Research (FMR) LLC each has sole dispositive power over all of these shares. The address of FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.  On March 12, 2012, Edward C. Johnson 3d and FMR LLC filed Schedule 13G/A with the Securities and Exchange Commission, which indicates that, as of the date of such filing, each has sole dispositive power over 4,876,327 shares, a 54% decrease from the amounts reported on Schedule 13G/A as of February 14, 2012.

(2)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012, which indicates that Thompson, Siegel and Walmsley LLC has sole voting power over 4,888,508, shared voting power over 1,732,841 and sole dispositive power over 6,621,349. The address of Thompson, Siegel and Walmsley LLC is 6806 Paragon Place, Suite 300, Richmond, VA 23230.

(3)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012, which indicates that Sparta Asset Management LLC has sole voting power over 2,029,678 and sole dispositive power over 4,535,415 of these shares. The address of Sparta Asset Management LLC is 6250 N. River Road, suite 1000, Rosemont, IL 60018.

(4)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2012, which indicates that BlackRock, Inc. has sole voting power and sole dispositive power over all of these shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Represents 36,901 outstanding shares directly owned by Mr. Martino as of February 29, 2012 and 348,750 shares subject to options which are exercisable within 60 days after February 29, 2012.

(6)
Represents 22,156 outstanding shares directly owned by Mr. Granberry as of February 29, 2012, 111,767 shares subject to options which are exercisable within 60 days after February 29, 2012 and 19,250 shares of RSUs which will be released within 60 days after February 29, 2012.

(7)
Represents 23,862 outstanding shares directly owned by Mr. Lopez as of February 29, 2012, 182,292 shares subject to options which are exercisable within 60 days after February 29, 2012 and 22,500 shares of RSUs which will be released within 60 days after February 29, 2012.

(8)	Represents 20,328 shares directly owned by Mr. Vehling as of February 29, 2012 and 107,479 shares subject to options which are exercisable within 60 days after February 29, 2012.

(9)
Represents 17,185 outstanding shares directly owned by Mr. Almgren as of February 29, 2012, 248,020 shares subject to options which are exercisable within 60 days after February 29, 2012 and 22,500 shares of RSUs which will be released within 60 days after February 29, 2012.

(10)	Represents 33,000 outstanding shares directly owned by Mr. Raduchel as of February 29, 2012 and 250,000 shares subject to options which are exercisable within 60 days after February 29, 2012.

(11)
Represents 36,000 outstanding shares directly owned by Mr. Hanelt, 3,550 shares jointly owned by Mr. Hanelt and his spouse at Charles Schwab, 6,965 shares owned by Mr. Hanelt in SEP-IRA account at Charles Schwab, 1,735 shares owned by Mr. Hanelt in ROTH IRA account at Charles Schwab, 4,200 shares owned by Mr. Hanelt in IRA account at Charles Schwab, 2,000 shares held by the Peter Hanelt and Mary Ann Hanelt Trust, of which Mr. Hanelt is the trustee, 500 shares held by Mr. Hanelt’s spouse, 1,200 held by Peter G. Hanelt Timberland Partnership and 120,000 shares subject to options which are exercisable within 60 days after February 29, 2012.

(12)	Represents 30,000 outstanding shares directly owned by Mr. Jabbar as of February 29, 2012 and 100,000 shares subject to options which are exercisable within 60 days after February 29, 2012.

(13)	Represents 30,000 outstanding shares directly owned by Dr. George and 95,000 shares subject to options held which are exercisable within 60 days after February 29, 2012.

(14)	Represents 30,000 outstanding shares directly owned by Mr. Hodge and 95,000 shares subject to options which are exercisable within 60 days after February 29, 2012.

(15)
Represents 299,582 outstanding shares directly and indirectly owned by the executive officers and directors as of February 29, 2012, 1,658,308 shares subject to options which are exercisable within 60 days after February 29, 2012 and 64,250 shares of RSUs which will be released within 60 days after February 29, 2012.

Equity Compensation Plans

As of December 31, 2011, we maintained our 2008 and 1999 Equity Incentive Plans and our 1999 Employee Stock Purchase Plan, each of which were approved by our stockholders. As of December 31, 2011, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan and TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table sets forth the total number of shares of the Company’s common stock issuable under the Company’s existing equity compensation plans as of December 31, 2011.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options			(b) Weighted-Average Exercise Price of Outstanding Options	(c ) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	4,557,218	(1)(	3)	$6.61	4,784,871	(2)
Equity compensation plans not approved by security holders (4)	1,379,338			$4.22	-
Total	5,936,556			$6.05	4,784,871
________________

(1)	Excludes 2,983,129 shares subject to restricted stock units outstanding as of December 31, 2011 that were issued under the 2008 and 1999 Equity Incentive Plans.

(2)
Consists of shares available for future issuance under the 2008 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. As of December 31, 2011, 4,526,943 and 257,928 shares of common stock remained available for issuance under the 2008 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, respectively. The 2008 Equity Incentive Plan was approved by the stockholders at the 2008 Annual Meeting of Stockholders on May 21, 2008. All of the shares available for grant under the 2008 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock bonuses. The 1999 Equity Incentive Plan expired in October 2009, and no securities under this plan are available for future issuance. As of December 31, 2011, 115,290 restricted stock units are outstanding and 1,679,782 shares were subject to outstanding stock options at an average exercise price of $8.01 under the 1999 Equity Incentive Plan.

(3)
Includes 1,679,782 shares subject to outstanding stock options at an average exercise price of $8.01 under the 1999 Equity Incentive Plan and 2,877,436 shares subject to outstanding stock options at an average exercise price of $5.79 under the 2008 Equity Incentive Plan. The 1999 Equity Incentive Plan expired in October 2009, and no securities under this plan are available for future issuance.

(4)
In June 2001, we assumed the CMD Technology Inc. 1999 Stock Incentive Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they were substantially similar to those of our 1999 Equity Incentive Plan; however, this plan did not allow for the award of stock bonuses and did not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2011, 133,271 shares were subject to outstanding stock options under this plan at an average exercise price of $4.48. In May 2008, in connection with the Stockholders’ approval of the 2008 Equity Incentive Plan, the Company committed to the stockholders that it would not issue any securities from this plan; hence, no securities are available for future issuance under this plan. Shares subject to any option or right to purchase restricted stock granted under this plan that could no longer be exercised and shares reacquired by us pursuant to an option agreement or restricted stock purchase agreement would again be available for grant or issuance under this plan. Our directors, employees and consultants were eligible to receive stock options and rights to purchase restricted stock under this plan. Incentive stock options could be granted only to our employees. The Compensation Committee or Board determined the exercise or purchase price and vesting schedule of options and restricted stock awards. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options was at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan was 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions.

In April 2003, we assumed the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. The material terms of this plan were substantially similar to those of our 1999 Equity Incentive Plan; however, this plan did not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our acquisition of TransWarp Networks, we amended the form of stock option agreement under this plan to conform the material terms so that they were substantially similar to those of stock option agreements under our 1999 Equity Incentive Plan. Following our assumption of the shares remaining available for future issuance under this plan, we granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2011, 106,067 shares were subject to outstanding stock options under this plan at an average exercise price of $2.70. In May 2008, in connection with the Stockholders’ approval of the 2008 Equity Incentive Plan, the Company committed to the stockholders that it would not issue any securities from this plan; hence, no securities are available for future issuance under this plan. Shares subject to an option granted under this plan which expired or became exercisable for any reason and unvested shares of common stock granted under this plan which were repurchased by us should become available for future grant under this plan. Our directors, employees and consultants were eligible to receive stock options and awards of common stock under this plan. Incentive stock options could be granted only to our employees. The Compensation Committee or Board determined the exercise price and vesting schedule of options. The exercise price of non-statutory stock options was at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan was 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options and unvested shares granted prior to our acquisition of TransWarp Networks, vesting of such options and unvested shares will automatically accelerate in full unless such options are assumed or replaced by a cash incentive program by the successor corporation, repurchase rights with respect to unvested shares are assigned to the successor corporation, or acceleration is subject to or precluded by limitations imposed by the Compensation Committee or Board. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options granted following our acquisition of TransWarp Networks, vesting of such options may be assumed or substituted for by the successor corporation and in the discretion of the Compensation Committee or Board, the vesting of such options may accelerate upon one of these transactions.

As of December 31, 2011, 1,140,000 shares were subject to outstanding non-plan stock options at an average exercise price of $4.33. As inducement to our Chief Executive Officer who joined the Company in January 2010, we granted him an option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $2.79, which was the closing price of our common stock on January 15, 2010, the date of grant. The option vests as follows subject to the Chief Executive Officer’s continued employment with the Company: (a) 10% of the shares subject to the option vested on January 1, 2011; (b) an additional 20% of the shares subject to the option shall vest on January 1, 2012; (c) an additional 30% of the shares subject to the option shall vest on January 1, 2013; and (d) an additional 40% of the shares subject to the option shall vest on January 1, 2014.  The stock option was an inducement option granted outside of the Company’s stockholder approved equity incentive plans and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A). As of December 31, 2011, 100,000 shares subject to this option have been vested, 20,000 shares subject to this option have been exercised and 980,000 shares subject to this option remained outstanding. On November 1, 2004, we granted a non-plan option for 200,000 shares to an employee at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. As of December 31, 2011, the shares subject to this option are fully vested and this option remained outstanding with respect to 160,000 shares.

Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to the named executive officers of Silicon Image for fiscal year 2011, including their ages as of February 29, 2012:
Executive Officers	Age	Position
Camillo Martino	49	Chief Executive Officer and Director
Noland Granberry	49	Chief Financial Officer
Edward Lopez	52	Chief Legal and Administrative Officer
Timothy Vehling	45	Vice President, Product Marketing and Vice President and General Manager of the Wireless Division
Eric Almgren	46	Vice President, Intellectual Property Business Group

For information regarding Mr. Martino, please refer to Proposal No. 1, “Election of Directors.”

Noland Granberry was appointed as the Chief Financial Officer in May 2010. Mr. Granberry served as Corporate Controller of the Company from March 2006 to April 2010. From March 2007 to April 2010, he also served as the Chief Accounting Officer.  During this time, he was the Treasurer of Simplay Labs, LLC, a wholly-owned subsidiary of the Company, and since June 2006, as Treasurer of HDMI Licensing, LLC, a wholly-owned subsidiary of the Company. Prior to joining the Company, Mr. Granberry served as Director of SOX Compliance of Xilinx Inc. from April 2005 to February 2006. From September 2002 to February 2005, Mr. Granberry served as Senior Director of Finance of SanDisk Corporation. From August 1995 to August 2002, Mr. Granberry served as Corporate Controller for IKOS Systems, Inc. From August 1984 to August 1995, Mr. Granberry held various positions, most recently as senior manager, at Ernst & Young LLP.  Mr. Granberry holds a bachelor’s degree in business administration from Adrian College in Adrian, Michigan.

Edward Lopez was appointed as the Chief Legal and Administrative Officer in July 2010.  Mr. Lopez served as the Company’s Chief Legal Officer from January 2007 to July 2010. In September 2009, Mr. Lopez assumed responsibility for the Company’s Human Resources and Technology Services organizations as well. Mr. Lopez joined Silicon Image from the law firm of Morrison & Foerster, where he was Of Counsel in the firm’s Corporate Group in San Francisco. Prior to joining Morrison & Foerster in September 2005, Mr. Lopez was General Counsel and Senior Vice President, Human Resources at Terayon Communication Systems, a publicly-held manufacturer of broadband access equipment, from 1999 to 2005. Prior to Terayon, Mr. Lopez was affiliated with two publicly-held medical device companies as Vice President, Business Development & General Counsel of ReSound Corporation from 1998 to 1999 and as Senior Corporate Counsel & Assistant Secretary of Nellcor Puritan Bennett, Inc. from 1993 to 1998. Mr. Lopez earned his B.A. in Economics from Columbia University and a J.D. from the Harvard Law School.

Timothy Vehling was appointed as Vice President of Product Marketing and Vice President and General Manager of the Wireless Division in December 2011.  Mr.Vehling served as Vice President of Products Business Group from March 2010 to November 2011. Prior to joining Silicon Image in May 2009 as the Vice President of Worldwide Marketing, Mr. Vehling held the position of Vice President of Marketing and Applications Engineering for Micronas GmbH in Munich, Germany from November 2007 to May 2009.  Prior to that, Mr. Vehling was Vice President of Consumer Marketing at LSI Corporation, where he helped establish the company as an industry leader in DVD recorder processors and launched the DVFX™ video quality branding program. Mr. Vehling’s previous appointments include marketing management positions with C-Cube Microsystems, ATI Technologies, Chromatic Research, and VLSI. Mr. Vehling earned a bachelor’s degree in electrical and computer engineering from Valparaiso University in Valparaiso, Indiana.

Eric Almgren was appointed as Vice President of the Company’s IP Business Group in March 2010.  Mr. Almgren served as the Vice President of Licensing and Corporate Development from December 2002 to February 2010. Prior to joining Silicon Image, Mr. Almgren was the CEO and director of Vivcom Inc., where he led corporate strategy and development of PVR, Set-top-box and video search and indexing server software products. Mr. Almgren was also the Founder, CEO and Chairman of Mixman Technologies Inc., a consumer music hardware, software and content company. Mr. Almgren also held business management and engineering positions at LSI Corporation and Hewlett-Packard Company. Mr. Almgren holds a bachelor’s degree in electrical engineering from University of California, Santa Barbara and an MBA from University of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executives’ compensation in 2011 reflects the company’s financial performance and the job complexity and strategic value of each position and was intended to ensure long-term retention and motivation while being competitive and equitable, both internally and externally.

As leaders and experts in their respective fields and key members of our senior management team, our named executive officers (our “NEOs”) are crucial to the growth and future prospects of the Company. With their leadership, we have demonstrated solid execution and built strong customer relationships.   We believe that our executive compensation program for 2011 was appropriate to our level of performance and that the expertise and efforts of our NEOs are essential to the future financial performance of the Company.  Our executive compensation program for 2011 was designed to align the compensation of our NEOs with the Company's performance and the interests of our stockholders.  As such, we set performance goals that support our financial goals of revenue growth and profitability while not promoting excessive risk-taking.  We continued use of stock options and restricted stock units as a component of the executive compensation program in order to reinforce strong alignment with stockholder value creation.

The Compensation Committee believes that our executive compensation program is key to meeting our financial performance goals and reasonable compared to the executive compensation programs of our peer group companies. The following presents the key highlights of our fiscal 2011 executive compensation program:

•
Our compensation philosophy was generally to target our NEOs’ total direct compensation, consisting of salary, bonus and equity awards, to approximate the peer 50th percentile for on target performance.

•
Our short-term, cash bonus incentive program in 2011 (our “2011 Bonus Plan”)  was designed to encourage our executives and employees to work to achieve current fiscal year revenue and operating income goals, while keeping in mind future revenue and profitability and to minimize incentives for excessive risk taking.

•
A majority of our NEOs total direct compensation was performance based at target. Performance based compensation includes short-term cash incentive compensation, stock option grant value and performance-based restricted stock unit (RSU) grant value.  For 2011, approximately 79% of our CEO’s total direct compensation was performance based at target while performance based compensation at target made up approximately 55% of our CFO’s total direct compensation, 52% of the total direct compensation of our Chief Legal and Administrative Officer, 57% of the total direct compensation of our Vice President of Product Marketing and Vice President and General Manager of our Wireless Division, and 57% of the total direct compensation of our Vice President, IP Business Group.  The Company’s financial performance in 2011 against the revenue growth and profitability targets established in the 2011 Bonus Plan resulted in the payment to our NEOs of  incentive bonuses at 33% of target.  See “Compensation Elements – Incentive Bonus”discussion below.

We endeavor to maintain good governance standards including those pertaining to the oversight of our executive compensation policies and practices.  The following policies and practices regarding our executive compensation program were in effect during fiscal 2011:

•	Our Compensation Committee is comprised solely of independent directors, and the committee's compensation consultant is retained directly by the Compensation Committee.

•
During 2011, our Compensation Committee adopted stock ownership guidelines for our executives, including our NEOs, as follows: (i) our CEO is required to own at least the lesser of (A) 130,000 shares of Silicon Image’s common stock and (B) the number of shares of Silicon Image common stock having a value equal to at least three times our CEO's current base salary; (ii) all of our other executives, including our CFO and other NEOS, are required to own at least the lesser of (X) 30,000 shares of Silicon Image’s common stock and (Y) the number of shares of Silicon Image common stock having a value equal to at least one times the current base salary of each executive. These stock ownership guidelines provide for a four-year period to attain the target ownership level beginning on the date of the adoption by the Compensation Committee of these guidelines or the executives’ start or promotion date, whichever is later. To facilitate stock ownership, executives must retain at least 25% of any shares of Silicon Image common stock acquired through the exercise or vesting of any equity awards (after taking into account any shares sold or withheld, as the case may be, to satisfy the payment of the exercise price, if any, or taxes) until the ownership threshold is achieved.

•
Our executive change of control retention agreements are "double trigger", and the change of control severance cash benefits offered to our executives, including our NEOs, are in line with market and the practices of our peer group.   See “Other Equity, Retirement and Benefits Programs – Severance or Change of Control Policies” discussion below.

•	We regularly review our executive compensation program to ensure that it is structured to avoid excessive risk taking.

Impact of Fiscal 2011 Stockholder Advisory Vote on Executive Compensation

On May 18, 2011, our stockholders voted on a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say on pay” vote, at our 2011 Annual Meeting of Stockholders. Our stockholders approved the 2010 compensation of our NEOs, with approximately 86% of stockholder votes cast in favor of our executive compensation program.

As our Compensation Committee evaluated our executive compensation policies and practices throughout fiscal 2011, it was mindful of the strong support our stockholders expressed in the May 2011 say on pay vote for our compensation philosophy and objectives. As a result, our Compensation Committee decided to retain our general approach to executive compensation for 2011, with an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders, and made no significant changes to our executive compensation program.

 Consistent with the recommendation of the Board of Directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our 2011 Annual Meeting of Stockholders, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of our NEOs. Accordingly, following the advisory vote at our 2012 Annual Meeting of Stockholders to which this Proxy Statement relates, the next advisory vote on the compensation of our NEOs will take place at our 2013 Annual Meeting of Stockholders.

Compensation Philosophy and Objectives

We design, implement and maintain an executive compensation program aimed at attracting, rewarding, developing and retaining executives having the technical and leadership skills required for our business objectives. Our compensation philosophy aims at compensating our executives at competitive levels while aligning stockholder’s interests, company goals and executive and team performance. We generally target our executives’ total direct compensation, consisting of salary, bonus and equity awards, to approximate the peer 50th percentile for on target performance.  We incorporate our compensation philosophy into our comprehensive compensation program which we have designed to enable us to hire and retain top talent, recognize and reward performance, achieve results by defining objectives and intended outcomes, and provide compensation competitively with the market relative to our defined peer group.

Compensation Components. Our comprehensive compensation program in 2011 included a combination of base salary, cash incentive bonuses, equity awards and health and welfare and other benefits. We believe that this combination enabled us to attract and retain needed executive talent, while aligning executives’ short-term and long-term performance with the goals and objectives of the Company and the interests of our stockholders. The use of multiple components in our executive compensation program provided us the flexibility to adjust incentives as necessary to maintain executive performance in line with our business goals and objectives. The components of our compensation program for our NEOs in 2011 were the same as those provided to our executive and senior management employees. We attempted to link compensation in 2011 to our company’s financial results and performance.

Annual Compensation Analysis. Each year, our Compensation Committee performs a comprehensive evaluation of our executive compensation program, taking into account various factors, including the compensation practices of our competitors as well as other companies with which we compete for talent.

In 2011, our Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm focused primarily on technology companies ("Compensia"), to perform a market analysis and provide an assessment of compensation related market data, comparative analysis and recommendations regarding competitive executive compensation practices. In preparing this analysis, Compensia used data from its compensation database as well as generally available market data, including data from the Radford Executive Compensation Survey — Bay Area Semiconductor (Select Peers) to help assess our positioning and practices and to measure our component mix and compensation levels against the competitive market and our peer group described below. Our Compensation Committee evaluated our compensation philosophy, compensation components, practices and program as well as current pay levels for our executives based on the results of this analysis.

Our peer group is a group of companies selected by our Compensation Committee consisting of our direct competitors as well as other companies with whom we compete for talent. The peer group includes companies that are smaller, comparably sized and larger than we are, in order to provide balance. The Compensation Committee uses a variety of measures, such as revenue, net income, market capitalization, stock price and number of employees, to construct our peer group, and our peer group includes companies that are on par with us from a financial performance point of view as well as companies that perform better than we do and those that do not perform as well.  Since the purpose of Compensia’s analysis is to provide a snapshot of current market positioning, trends and practices, we believe that a broad view based on several companies is required. In fiscal 2011, our peer group was comprised of the following companies: ANADIGICS, Inc., Applied Micro Circuits Corporation, Cirrus Logic, Inc., Entropic Communications, Inc., IXYS Corporation, Lattice Semiconductor Corporation, Micrel, Inc., Mindspeed Technologies, Inc., Monolithic Power Systems, Inc., Pericom Semiconductor Corporation, Power Integrations, Inc., Sigma Designs Inc., Standard Microsystems Corporation, Volterra Semiconductor Corporation, and Zoran Corporation.

Total Cash Compensation Target. Our overall target total cash compensation (base salary and annual bonus opportunity) for our executives in 2011 was to pay at the 50th percentile of the total cash compensation paid by our peer group. This reflected the market positioning that we believe was required for us to attract and retain the executive talent necessary to remain competitive. We believe that the target total cash compensation levels for our executives in fiscal 2011 were within this range based on the assessment by Compensia. Our actual total cash compensation, however, was slightly below our targets as the Company did not meet its financial objectives to pay bonuses at 100% of target in 2011.  See the “Compensation Elements – Incentive Bonus” discussion below.

Allocation between Base Salary and Incentives. In addition to base salary, our executive compensation program includes both short-term (incentive cash bonus) and long-term (equity awards in the form of stock options and RSUs) incentives. In general, the more senior an executive's position in the Company is, the greater the portion of an executive’s total direct compensation is tied to long-term incentives. We base this approach on our belief that more senior executives have a greater influence and potential impact on the achievement of the Company's long-term goals and objectives. We also consider competitive market practices in deciding the appropriate allocation among the different components of our executive compensation. We strive to ensure that we are not depending too heavily on either short-term or long-term incentives relative to our competitors, or peer group or other companies with whom we compete for talent.

Compensation Elements

Base Salary. The base salary we paid to each of our NEOs in 2011 was established following the Compensation Committee’s annual compensation analysis described above and was intended to provide competitive basic cash remuneration for the performance of an NEO’s job duties and to constitute a minority of an NEO’s target total direct compensation. Base salaries in 2011 also took into account job scope, level and experience. Generally, we sought to maintain individual base salaries at the median level for comparable positions in our peer group.

Our Compensation Committee reviews our executives’, including our NEOs’, base salaries annually to assess them relative to our peer group and market practices generally. Our Compensation Committee also reviews an individual executive’s performance to assess whether a merit increase to the executive's annual base salary is warranted based on individual, as well as company performance.  In December 2010, our Compensation Committee increased our NEOs’ base salaries for 2011 an average of approximately 4.3%, taking into account the practices of our peer group, market practices generally and the Company’s and our NEOs’ performance in 2010. Following is a table that outlines the merit increase percentages for each NEO and their base salary effective January 1, 2011.

Name	Job Title	Merit Increase %	2011 Base Salary
Camillo Martino	Chief Executive Officer	5.90%	$450,000.00
Noland Granberry	Chief Financial Officer	3.00%	288,500.00
Edward Lopez	Chief Legal and Administrative Officer	3.00%	294,600.00
Timothy Vehling	VP, Product Marketing and VP and GM, Wireless Division	5.50%	290,000.00
Eric Almgren	VP, Intellectual Property Business Group	4.20%	273,000.00

Incentive Bonus.   In February 2011, our Compensation Committee approved our 2011 Bonus Plan to provide short-term, cash bonus incentives to our employees, including our NEOs and executive employees generally.  Our 2011 Bonus Plan was designed to align employee and executive, including our NEOs’ performance with the Company’s goals and objectives for 2011.  Under the terms of our 2011 Bonus Plan, our employees, including our executives and NEOs, but excluding our employees entitled to participate in any business development or sales incentive plan and employees who began employment with us on or after November 15, 2011, were eligible to participate in the plan.  Under the terms of the plan, we were to establish cash bonus pools totaling approximately $4.6 million (or approximately 60% of eligible participants’ aggregate bonuses at target) if:  (i) our actual revenue for 2011 equaled or exceeded 90% of our planned revenue (“Plan Revenue”) for 2011 established in our  2011 annual operating plan approved by our Board of Directors ( our “2011Annual Operating Plan”);  and (ii) our 2011 operating income determined in accordance with generally accepted accounting principles less stock-based compensation expense, amortization of intangible assets and such other extraordinary items as may be determined by our Compensation Committee (“Non-GAAP Operating Income”) equaled or exceeded 90% of the planned Non-GAAP Operating Income established in the 2011 Annual Operating Plan (the “Plan Non-GAAP Operating Income”).  The amounts of each cash bonus pool were to be a function of the extent to which our actual revenue equaled or exceeded 90% of the Plan Revenue and our Non-GAAP Operating Income equaled or exceeded 90% of the Plan Non-GAAP Operating Income.

Under the 2011 Bonus Plan, the bonus pools would not be funded if our actual revenue and Non-GAAP Operating Income for 2011 were to be less than 90% of Plan Revenue and Plan Non-GAAP Operating Income.  If we achieved 90% of the Plan Revenue and Plan Non-GAAP Operating Income for 2011, the cash bonus pools would be funded in an aggregate amount equal to $2 million.  If we achieved 100% of the Plan Revenue and Plan Non-GAAP Operating Income for 2011, the cash bonus pools would be funded in an aggregate amount equal to $4 million.  And, if we achieved 110% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash bonus pools would be funded in an aggregate amount equal to $6 million.    The 2011 Bonus Plan also provided that, if we achieved 110% of the Plan Revenue, and Non-GAAP Operating Income for 2011 were to be at or above 15% of our 2011 actual revenue, then the cash bonus pools would be funded in an aggregate amount of $6.5 million, representing approximately 100% of eligible participants’ aggregate bonuses at target and the maximum funding under the 2011 Bonus Plan.   In the event that our performance with respect to actual revenue and Non-GAAP Operating Income for 2011 fell in between the targets established in the 2011 Bonus Plan, the actual bonus amounts will be calculated pro rata on a straight line basis.

In January 2012, our Compensation Committee approved the funding of cash bonus pools totaling approximately $2.6 million under the 2011 Bonus Plan due to the Company having achieved 92% of Plan Revenue in 2011 and 90% of Plan Non-GAAP Operating Income.  This bonus amount represents approximately 33% of eligible participants’ aggregate bonuses at target.

    Individual Bonus Targets.  In connection with the 2011 Bonus Plan, our Compensation Committee established individual bonus targets for eligible participants, including our NEOs and executives generally, which bonus targets are designed to align individual performance with the annual goals and objectives of the Company.  Our NEOs’ and executives’ individual bonus targets were established by our Compensation Committee following its annual compensation analysis described above and reflect the practices of our peer group, market practices generally and recognition that executives, including our NEOs, have a greater level of influence over and impact on the overall success of the Company.

For 2011, in addition to being eligible to participate in our 2011 Bonus Plan, Tim Vehling, our Vice President of Product Marketing and Vice President and General Manager of our Wireless Division, and Eric Almgren, our Vice President, IP Business Group, were eligible to earn variable compensation of up to 25% of their base salaries based, respectively, on the Company’s achievement of its semiconductor product Plan Revenue for 2011 and its IP Plan Revenue for 2011, with no portion of such variable compensation payable upon the attainment of 90% or less of such Plan Revenue, 100% of such variable compensation or 25% of base salary payable upon the attainment of 100% of such Plan Revenue, and 200% of such variable compensation or 50% of base salary payable upon the attainment of 110% or more of such Plan Revenue.  Given the importance to us of achieving our Plan Revenue in 2011, our Compensation Committee believed that this incentive compensation structure worked best to align the interests and performance of these NEOs with the goals and objectives of the Company.

As shown in the table below, in February 2011, our Compensation Committee established bonus targets for our NEOs, and in January 2012, each of our NEOs received a bonus under the 2011 Bonus Plan which represented 33% of the NEO’s bonus amount at target:

Name	Job Title	Bonus Target Percentage	Bonus Target Amount	Actual Bonus Percentage as % of Target	Actual Bonus Percentage	Actual Bonus Payout
Camillo Martino	Chief Executive Officer	100%	$450,000	33%	33%	$148,500
Noland Granberry	Chief Financial Officer	45%	129,825	33%	15%	42,842
Edward Lopez	Chief Legal and Administrative Officer	45%	132,570	33%	15%	43,748
Timothy Vehling	VP, Product Marketing and VP and GM, Wireless Division	25%	72,500	33%	8.25%	23,925
Eric Almgren	VP, Intellectual Property Business Group	25%	68,250	33%	8.25%	22,523

As shown in the table below, for 2011, Mr. Vehling received product revenue based incentive compensation totaling $14,500, or 5% of his base salary, in addition to his bonus under the 2011 Bonus Plan; while Mr. Almgren received IP revenue based incentive compensation totaling $136,500, or 50% of his base salary, in addition to his bonus under the 2011 Bonus Plan, for having overachieved on our IP Plan Revenue.

Name	Job Title	Incentive Bonus Target Percentage	Incentive Bonus Target Amount	Actual Incentive Bonus Percentage	Actual Incentive Bonus Payout
Timothy Vehling	VP, Product Marketing and VP and GM, Wireless Division	25%	$72,500	5%	$14,500
Eric Almgren	VP, Intellectual Property Business Group	25%	68,250	50%	136,500

Equity Incentives

Long-Term Equity Incentive Program. We use long-term equity incentives to align the interests of our executives with the longer-term interests of the Company and our stockholders. Our Compensation Committee continues to believe that equity compensation is a motivator as well as a recruiting and retention tool. Further, our Compensation Committee believes that it is the best instrument in our compensation program to focus executive performance on the longer term goals of the company. Those goals in turn align with the longer term stockholder interests.

As with our cash incentive bonus program, we structure our equity awards to provide a target level of participation based on the relative position of the executive. This target level is set to provide equity compensation (in value of shares granted) at the median of our peer group, based on an assessment by Compensia.  We manage the dilution of our equity awards by granting an aggregate number of shares subject to equity awards in any one year that is below the three year average of the ISS standard for our sector of 5.72% of outstanding shares.

We account for our equity awards using Accounting Standards Codification No. 718, Stock Compensation. We value all stock-based compensation awards based on their grant date fair value.

Different Forms of Long-Term Incentives. In fiscal 2011, we granted equity awards in the form of stock options and RSUs.  Generally, our stock options and RSUs provide for vesting over time, typically a four-year period.

Our NEOs’ equity awards in 2011 were determined by the Compensation Committee based on a market analysis performed by Compensia and with the advice of Compensia regarding the equity compensation practices of  our peer group and market practices generally in light of our compensation philosophy of targeting equity compensation (in value of shares granted) at the median of our peer group and of aligning significant portions of our NEOs’ total direct compensation with the long term financial performance of the Company and the interests of stockholders.  Our long-term, equity compensation program in 2011 made more use of RSUs than had historically been the case to take advantage of the enhanced retention value of RSUs.  The number of RSUs and stock options, as the case may be, awarded to each of our NEOs and executives was based on the assessment of the Compensation Committee and, where appropriate, our CEO for each executive’s performance and contribution in 2011, as well as the market information provided by Compensia.

In January 2011, our CEO received an equity award, effective January 18, 2011 (the “Grant Date”), consisting of a stock option to purchase 220,000 shares of the Company’s common stock and RSUs representing the right to receive 110,00 shares of the Company’s common stock.  The CEO’s option grant had an exercise price per share equal to the closing price per share of our common stock as reported on the NASDAQ National Market on the Grant Date and vests over 4 years, with 25% of the total number of shares vesting on the first anniversary of the Grant Date and 1/48th of the total number of shares vesting monthly thereafter until fully vested.  Half of our CEO’s RSU grant, or 55,000 shares, vest over four (4) years, with 25% of the total number of shares vesting on the each anniversary of the Grant Date until fully vested.

Intending to provide an incentive for the establishment in 2011 of a foundation for our financial performance in 2012 meeting certain growth objectives established by our Board of Directors, the Compensation Committee provided that the other half of the CEO’s RSU grant, or 55,000 shares, would be subject to performance based vesting, with 27,500 having vested on January 18, 2012 when our Board of Directors approved an annual operating plan for 2012 meeting certain revenue and non-gaap earnings growth targets compared to our financial performance in 2011.  With this performance condition having been met, the remaining 27,500 shares shall vest on January 18, 2013.

Our Chief Financial Officer, Noland Granberry, Chief Legal and Administrative Officer, Edward Lopez, Vice President of Product Marketing and Vice President and General Manager of our Wireless Division, Timothy Vehling, and Vice President, IP Business Group, Eric Almgren each received equity awards, effective January 18, 2011, consisting of stock options and RSUs with time based vesting. The amounts of the equity awards were determined based on the Compensation Committee’s review of each NEO’s performance, level of contribution, and an assessment of the market data for our peer group companies.  Mr. Granberry received a stock option to purchase 60,000 shares of the Company’s common stock and RSUs representing the right to receive 30,000 shares of the Company’s common stock; Mr. Lopez received a stock option to purchase 50,000 shares of the Company’s common stock and RSUs representing the right to receive 25,000 shares of the Company’s common stock; Mr. Vehling received a stock option to purchase 65,000 shares of the Company’s common stock and RSUs representing the right to receive 32,500 shares of the Company’s common stock; and Mr. Almgren received a stock option to purchase 60,000 shares of the Company’s common stock and RSUs representing the right to receive 30,000 shares of the Company’s common stock.  In each case,  the option grant had an exercise price per share equal to the closing price per share of our common stock as reported on the NASDAQ National Market on the Grant Date and vests over 4 years, with 25% of the total number of shares vesting on the first anniversary of the Grant Date and 1/48th of the total number of shares vesting monthly thereafter until fully vested; and the RSU grant vested over four (4) years, with 25% of the total number of shares vesting on the each anniversary of the Grant Date until fully vested.

Equity Award Grant Policy. All equity awards granted to our employees commence vesting and, in the case of stock options, the exercise price is set on the 15th of the month following approval (or, if such 15th of the month is not a business day, then the immediately succeeding business day), except as otherwise approved by our Compensation Committee. This policy is designed to avoid the possible timing of stock option grants in conjunction with the release of information that might have a favorable or unfavorable impact on our stock price.

Other Equity, Retirement and Benefits Programs

Employee Stock Purchase Plan (ESPP). We provide all of our employees, including our NEOs, with the opportunity to participate in an Employee Stock Purchase Program that allows participants to purchase shares of the Company’s common stock at a discount. Shares may be purchased at 85% of the lower of the market value of the Company’s common stock at either the beginning or end of the plan’s six month purchase periods.

Section 401(k) Defined Contribution Plan. We do not offer a defined benefit retirement plan. However, we do offer our employees, including our NEOs, the opportunity to participate in a defined contribution plan in the form of a tax-qualified Section 401(k) plan. We contribute fifty cents for every dollar contributed to the plan by a participant, subject to a cap of $2,000 per year. Our contribution vests immediately upon contribution.

Other Benefits. We offer our employee, including our NEOs, a full range of benefits, including life, medical, dental, vision, and disability insurance programs. We also have a paid time off program that allows employees time for vacation or personal matters. The objective of these plans is to provide an attractive and competitive set of employee benefits while also managing costs.

Perquisites or Other Personal Benefits. Generally, we do not offer other cash or non-cash incentives to our NEOs that are not also available to our employees. However, there are times when a specific situation requires additional compensation. For example, we may offer relocation or temporary living arrangements to our NEOs who either work remotely but spend significant time in another Silicon Image work location or who have begun employment with Silicon Image but have not yet moved to a Silicon Image work location.  No such benefits were provided to our NEOs in 2011

Severance or Change of Control Policies.  Following the expiration of the change of control retention agreements previously entered into by the Company with our executives, on February 7, 2012, our Compensation Committee authorized the entering into by the Company of new change of control retention agreements with each of our executives, including our NEOs.

 Under each agreement, if the executive is terminated without “cause,” or if the executive resigns for “good reason,” (as such terms are defined in the agreement) during the period beginning three months before and ending twelve months following a change of control of the Company, the executive will be entitled to receive the following severance benefits: our CEO shall receive three times (3x)  his base salary at the time of termination; our CFO shall receive two times (2x) his base salary at the time of termination; and all other executives shall receive one and one-half times (1.5x) his base salary at the time of termination.  In addition, each executive shall be entitled to acceleration of an additional two years of the executive's unvested stock options at the time of termination, acceleration of an additional six months of the executive's unvested RSUs at the time of termination and, if the executive elects coverage under COBRA, reimbursed health and welfare benefits for up to twelve months following his termination.  The receipt of benefits under each agreement is conditioned upon the executive signing a general release of claims in our favor and will be unavailable if the executive is terminated because of his death or permanent disability.

 By providing some compensation certainty to our executives, we believe we are better able to retain their services and focus during a change of control transaction, which leads to business and cultural stability during periods of uncertainty that can result from such a transaction. Our Compensation Committee also believes that the protections offered by these agreements allow us to attract top executives and maintain a stable management team, which is in the best interests of our stockholders.

In December 2009, we entered into an employment agreement with our CEO that provides, among other things, for severance payments and benefits upon a termination of employment without cause.  This arrangement is in addition to the protections provided under his Executive Change of Control Retention Agreement.

Executive Compensation-Setting Process

Executive Compensation (Other than our CEO).  In 2011, for purposes of setting the compensation of our executives other than himself, our CEO, in conjunction with our Chief Legal and Administrative Officer (who heads the Human Resources department) and our Chief Financial Officer, reviewed executives’ compensation and made recommendations to our Compensation Committee regarding any base salary adjustments, target annual bonus opportunities, bonus payouts for the prior fiscal year, and equity awards. Final decisions on compensation for all executives are then made by our Compensation Committee.

CEO Compensation.  Each year, our Compensation Committee reviews relevant survey data from the Radford Executive Compensation report and an analysis on CEO executive compensation prepared by Compensia

In the course of its deliberations, our Compensation Committee considers a number of factors, typically including the following:

•	Individual performance, including a comparative ranking and peer assessments for the executives reporting to our CEO;

•	Company performance and our achievement of specific financial and operational objectives;

•	Data regarding the current compensation practices of our peer group;

•	The prior year’s compensation practices;

•	The current stock option holdings of our executives, including their exercise price and their remaining vesting schedule; and

•	Internal equity, including the relationship among our NEOs and the relationship of executive compensation to non-executive compensation.

Compensation Risk Assessment

Our Compensation Committee aims to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, our Compensation Committee conducted an assessment of our compensation arrangements, including those for our NEOs. The assessment process included, among other things, a review of our (1) compensation philosophy, (2) peer group companies, (3) compensation mix and (4) cash and equity-based incentive plans. Our Compensation Committee also asked Compensia, its compensation consultant, to perform a detailed review of our cash and equity-based compensation plans in comparison to market practices.

In its review, our Compensation Committee considered the following:

•
Our revenue model and our cash incentive bonus plan encourage our employees to focus on current revenue and operating income goals as well as on creating a stable, predictable stream of revenue over multiple years, rather than focusing on current year revenue at the expense of succeeding years, and compensate our employees based primarily on the Company’s financial performance against our annual operating plan.

•
The effective balance between short-term performance and long-term performance as reflected in the distribution of compensation among our core compensation elements effectively balances short-term performance and long-term performance.

•
Our cash and equity-based incentive awards focus on both short-term and long-term goals and, in the case of equity-based incentive awards, provide for payouts over a four year period, to ensure that our NEOs remain focused on our performance beyond the immediate fiscal year.

•
Our cash and equity-based incentive awards contain a range of performance target levels and payouts, to discourage executives from taking risky actions to meet a single target with an “all or nothing” result of compensation or no compensation.

•	The retention of negative discretion to reduce our NEOs’ incentive payments under our incentive plan.

•	Our executives are encouraged to hold a meaningful number of shares of our common stock pursuant to our stock ownership policy.

Based upon this assessment, our Compensation Committee does not believe that our company-wide compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K with Silicon Image’s management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Masood Jabbar, Chair
Peter Hanelt
William George
William Raduchel

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009. The named executive officers were not entitled to receive payments which would be characterized as “non-equity incentive plan compensation” for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Pricipal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation	Total ($)
Camillo Martino (2)	2011	$450,000	$148,500	$764,500	$806,520	$23,071	$2,192,591
Chief Executive Officer	2010	420,170	260,073	-	1,413,100	24,542	2,117,885
	2009	-	-	-	-	-	-

Noland Granberry (3)	2011	288,500	42,842	208,500	219,960	22,831	782,633
Chief Financial Officer	2010	265,000	90,917	134,400	195,330	24,346	709,993
	2009	-	-	-	-	-	-

Edward Lopez (4)	2011	294,600	43,748	173,750	183,300	22,868	718,266
Chief Legal and Administrative Officer	2010	286,000	115,539	18,900	142,424	24,370	587,233
	2009	286,000	-	206,250	-	21,813	514,063

Timothy Vehling (5)	2011	290,000	38,425	225,875	238,290	22,843	815,433
VP, Product Marketing and VP	2010	275,000	184,727	-	178,030	23,473	661,230
and GM, Wireless Division	2009	-	-	-	-	-	-

Eric Almgren (6)	2011	273,000	159,023	208,500	219,960	21,488	881,971
VP, IP Business Group	2010	259,797	169,445	-	178,030	21,492	628,764
	2009	-	-	-	-	-	-
_______________

(1)
The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with ASC No. 718, Stock-based Compensation. On December 16, 2009, the Securities and Exchange Commission (SEC) adopted new rules that require the Company to report the aggregate grant date fair value of stock and option awards computed in accordance with ASC No. 718 in the Summary Compensation Table and Director Compensation Table, rather than the dollar amount recognized for financial statement purposes. The assumptions used in the calculation of the grant date fair value of the stock and option awards are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2012.

(2)
For Mr. Martino, amounts under “All Other Compensation” represent payments by us of $19,319 for health insurance, $1,752 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2011 and $21,318 for health insurance, $1,224 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2010.

(3)
For Mr. Granberry, amounts under “All Other Compensation” represent payments by us of $19,319 for health insurance, $1,512 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2011 and $21,318 for health insurance, $1,028 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2010.

(4)
For Mr. Lopez, amounts under “All Other Compensation” represent payments by us of $19,319 for health insurance, $1,549 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2011, $21,319 for health insurance, $1,051 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2010 and $18,762 for health insurance, $1,051 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2009.

(5)
For Mr. Vehling, the amount under “Bonus” for the year 2011 includes payments by us of $14,500 for annual sales incentive compensation earned in 2011 but paid in 2012 and for the year 2010 includes payments by us of $116,875 for annual sales incentive compensation earned in 2010 but paid in 2011. Amounts under “All Other Compensation” represent payments by us of $19,319 for health insurance, $1,524 for life insurance and $2,000 as matching contributions that the Company made on Mr. Vehling’s behalf under its for 401(k) plan in 2011 and $21,317 for health insurance, $1,010 for life insurance and $1,146 as matching contributions that the Company made on Mr. Vehling’s behalf under its for 401(k) plan in 2010.

(6)
For Mr. Almgren, the amount under “Bonus” for the year 2011 includes payments by us of $136,500 for annual sales incentive compensation earned in 2011 but paid in 2012 and for the year 2010 includes payments by us of $131,000 for annual sales incentive compensation earned in 2010 but paid in 2011. Amounts under “All Other Compensation” represent payments by us of $18,053 for health insurance, $1,435 for life insurance and $2,000 as matching contributions that the Company made on Mr. Almgren’s behalf under its for 401(k) plan in 2011 and $18,627 for health insurance, $865 for life insurance and $2,000 as matching contributions that the Company made on Mr. Almgren’s behalf under its for 401(k) plan in 2010.

Compensation of Named Executive Officers in 2011

Camillo Martino, Chief Executive Officer. Mr. Martino has served as our Chief Executive Officer since January 2010. Mr. Martino’s compensation for 2011 consisted of base salary, incentive bonus and equity grants in addition to the Company’s standard benefits. Mr. Martino’s base compensation in 2011 was $450,000. In 2011, Mr. Martino was granted 110,000 RSUs with a grant date fair value of $764,5000 and 220,000 non-qualified stock options with a grant date fair value of $806,250. Mr. Martino received a bonus totaling $148,500 representing 33% of his base compensation in 2011.

Noland Granberry, Chief Financial Officer. Mr. Granberry was appointed as the Chief Financial Officer in May 2010.  He served as the Chief Accounting Officer from March 2007 to April 2010 and as Corporate Controller from March 2006 to April 2010. Mr. Granberry’s compensation for 2011 consisted of base salary, incentive bonus and equity grants in addition to the Company’s standard benefits. Mr. Granberry’s base compensation in 2011 was $288,500. In 2011, Mr. Granberry was granted 30,000 RSUs with a grant date fair value of $208,500 and 60,000 non-qualified stock options with a grant date fair value of $219,960. Mr. Granberry received a bonus totaling to $42,842 representing 15% of his base compensation in 2011.

Edward Lopez, Chief Legal and Administrative Officer. Mr. Lopez was appointed as the Chief Legal and Administrative Officer in July 2010. Mr. Lopez served as the Company’s Chief Legal Officer from January 2007 to July 2010. Mr. Lopez’s compensation for 2011 consisted of base salary, incentive bonus and equity grants in addition to the Company’s standard benefits. Mr. Lopez’s base salary in 2011 was $294,600. In 2011, Mr. Lopez was granted 25,000 RSUs with a grant date fair value of $173,750 and 50,000 non-qualified stock options with a grant date fair value of $183,300. As with all of our named executive officers, the size of Mr. Lopez’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Lopez, and the desire to continue to maintain Mr. Lopez’s equity compensation at levels that are competitive with our peer firms. Mr. Lopez received a bonus totaling to $43,748 representing 15% of his base compensation in 2010.

Timothy Vehling, Vice President of Product Marketing and Vice President and General Manager of the Wireless Division. Mr. Vehling was appointed as Vice President of Product Marketing and Vice President and General Manager of the Wireless Division in December 2011. Mr. Vehling served as Vice President of the Company’s Products Business Group from March 2010 to November 2011. Mr. Vehling joined Silicon Image in May 2009 as Vice President of Worldwide Marketing. Mr. Vehling’s compensation for 2011 consisted of base salary, incentive compensation or bonus and equity grants in addition to the Company’s standard benefits. Mr. Vehling’s base compensation in 2011 was $290,000. In 2011, Mr. Vehling was granted 32,500 RSUs with a grant date fair value of $225,875 and 65,000 non-qualified stock options with a grant date fair value of $238,290. As with all of our named executive officers, the size of Mr. Vehling’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Vehling, and the desire to continue to maintain Mr. Vehling’s equity compensation at levels that are competitive with our peer firms. Mr. Vehling received a bonus totaling to $23,925. For 2011, the bonus payments to the Mr. Vehling under the Corporate Bonus Plan totaled approximately 8% of his 2011 target bonus amount. As for the bonus target tied to achievement of planned revenue, Mr. Vehling received a payout of 20% of his bonus target amount in 2011.

Eric Almgren, Vice President of IP Business Group. Mr. Almgren was appointed as Vice President of the Company’s IP Business Group in March 2010.  Mr. Almgren served as the Vice President of Licensing and Corporate Development from December 2002 to February 2010. Mr. Almgren’s compensation for 2011 consisted of base salary, incentive compensation or bonus and equity grants in addition to the Company’s standard benefits. Mr. Almgren’s base compensation in 2011 was $273,000. In 2011, Mr. Almgren was granted 30,000 RSUs with a grant date fair value of $208,500 and 60,000 non-qualified stock options with a grant date fair value of $219,960. As with all of our named executive officers, the size of Mr. Almgren’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Almgren, and the desire to continue to maintain Mr. Almgren’s equity compensation at levels that are competitive with our peer firms. Mr. Almgren received a bonus totaling to $22,523. For 2011, the bonus payments to the Mr. Almgren under the Corporate Bonus Plan totaled approximately 8% of his 2011 target bonus amount. As for the bonus target tied to achievement of planned revenue, Mr. Almgren received a payout of 200% of his bonus target amount in 2011.

GRANTS OF PLAN-BASED AWARDS TABLE (2011)

The table below provides information with respect to each stock option and restricted stock unit granted to each current and former named executive officer during 2011. The stock options set forth below were granted for fixed number of shares and unless noted otherwise below, vesting under such stock options is contingent only upon continued service with Silicon Image and not achievement of other performance-related targets or conditions.
Named Executive Officers	Grant Date	All Other Stock Awards: Number of Shares of Stock or Unit (#)		All Other Stock Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Camillo Martino	1/18/2011	110,000	(2)	220,000	(4)	$6.95	$1,571,020
Noland Granberry	1/18/2011	30,000	(3)	60,000	(4)	6.95	428,460
Edward Lopez	1/18/2011	25,000	(3)	50,000	(4)	6.95	357,050
Timothy Vehling	1/18/2011	32,500	(3)	65,000	(4)	6.95	464,165
Eric Almgren	1/18/2011	30,000	(3)	60,000	(4)	6.95	428,460
_______________

(1)
We estimate the fair value of the stock and option awards in accordance with the provisions of ASC No. 718, “Stock-based Compensation.” The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option valuation model and a single option award approach. The fair value of the RSUs is determined using the closing price of the Company’s common stock on the date of the grant. For a detailed discussion about the fair value calculations and assumptions, please refer to Note 5 to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2012.

(2)
55,000 of these RSUs are performance based RSUs. The RSUs vest as to 50% per year if the company meets the vesting condition of 15% increase in revenue and 18% increase in EBITDA for the year ended December 31, 2011. If the performance conditions are not met then all 55,000 RSUs will be cancelled on January 17, 2012. The performance conditions were met for 2011, The company released 27,500 of the 55,000 RSUs on January 18, 2012.The remaining 55,000 RSUs vest over four years, with 25% of the RSUs vesting on each anniversary of the grant date until the RSUs are fully vested.

(3)	The RSUs vest over four years, with 25% of the RSUs vesting on each anniversary of the grant date until the RSUs are fully vested.

(4)
One fourth (1/4) of the shares subject to these options will vest on the one year anniversary of the grant date (January 18, 2011), and thereafter, 1/48 of the shares at the end of each full succeeding month.

OPTIONS EXERCISED/AWARDS VESTED TABLE (2011)

The table below provides information with respect to each stock option exercised by and RSU released to each current and former named executive officer during 2011.

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Camillo Martino	20,000	$46,200	-	$-
Noland Granberry	13,500	52,750	22,000	164,185
Edward Lopez	-	-	16,250	112,913
Timothy Vehling	9,500	26,030	12,500	76,750
Eric Almgren	833	1,125	36,410	214,749
________________

(1)
The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.

(2)	Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. The company withholds shares for tax purposes and the NEO actually receives a smaller number of shares upon vesting of RSUs.

(3)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE (2011)

The table below provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2011.

Named Executive Officers	Grant Date	Number of Securities Underlying Unxercised Options Exercisable (#)	Number of Securities Underlying Unxercised Options Unexercisable (#)	Option Exercise Price	Expiration Date
Camillo Martino	1/18/2011	-	220,000	$6.95	1/18/2018	(1)
	1/15/2010	80,000	900,000	2.79	1/14/2020	(2)
Noland Granberry	1/18/2011	-	60,000	6.95	1/18/2018	(1)
	5/17/2010	32,083	60,417	3.84	5/17/2017	(3)
	3/17/2008	4,313	687	4.55	3/17/2018	(1)
	4/16/2007	10,000	-	9.26	4/16/2017	(1)
	2/15/2007	9,600	-	9.27	2/15/2017	(1)
	9/15/2006	10,000	-	12.47	9/15/2016	(1)
	3/1/2006	18,000	-	11.14	3/1/2016	(1)
Edward Lopez	1/18/2011	-	50,000	6.95	1/18/2018	(1)
	6/15/2010	30,000	50,000	3.50	6/15/2017	(1)
	2/15/2008	27,708	2,292	4.46	2/15/2018	(4)
	1/16/2007	100,000	-	13.18	1/16/2017	(1)
Timothy Vehling	1/18/2011	-	65,000	6.95	1/18/2018	(1)
	6/15/2010	37,500	62,500	3.50	6/15/2017	(1)
	6/15/2009	33,000	37,500	2.46	6/15/2016	(5)
Eric Almgren	1/18/2011	-	60,000	6.95	1/18/2018	(1)
	6/15/2010	37,500	62,500	3.50	6/15/2017	(1)
	2/15/2008	38,333	1,667	4.46	2/15/2018	(1)
	2/15/2007	50,000	-	9.27	2/15/2017	(1)
	1/3/2006	13,437	-	9.89	1/3/2016	(6)
	1/4/2005	80,000	-	15.48	1/4/2015	(7)
_______________

(1)
One fourth (1/4) of the shares subject to this option will vest on the one year anniversary of the grant date, and thereafter, 1/48 of the shares at the end of each full succeeding month until fully vested.

(2)
This option was an inducement to encourage Mr. Martino to join Silicon Image as its Chief Executive Officer. The option will vest over a four year period as follows: (i) 10% of the shares subject to the options vested on January 1, 2011; (ii) twenty percent (20%) of the shares subject to the option shall vest on January 1, 2012; (iii) thirty percent (30%) of the shares subject to the option shall vest on January 1, 2013; and (iv) forty percent (40%) of the shares subject to the option shall vest on January 1, 2014.

(3)
In connection with his promotion to Chief Financial Officer, Mr. Granberry was granted 100,000 non-qualified stock options on May 17, 2010. One fourth (1/4) of the shares subject to the option will vest on May 17, 2011, the one year anniversary of the grant date, and thereafter, 1/48 of the shares at the end of each full succeeding month.

(4)
This option was originally granted for 55,000 shares and has been exercised with respect to 25,000 shares. One fourth (1/4) of the shares subject to this option will vest on the one year anniversary of the grant date, and thereafter, 1/48 of the shares at the end of each full succeeding month until fully vested.

(5)
This option was originally granted for 100,000 shares and has been exercised with respect to 20,000 shares. One fourth (1/4) of the shares subject to this option will vest on the one year anniversary of the grant date, and thereafter, 1/48 of the shares at the end of each full succeeding month until fully vested.

(6)
This option was originally granted for 30,000 shares and 16,563 shares were exchanged for a certain number of RSUs in connection with the Company’s Stock Option Exchange Program. For a detailed discussion about this program, please refer to Note 5 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.

(7)	This option was originally granted for 80,000 shares and has not been exercised with respect to any shares. The 80,000 shares are fully vested and exercisable.

The table below provides information regarding each of the restricted stock unit held by each of our named executive officers as of December 31, 2011.

	Stock Awards
Named Executive Officers	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Camillo Martino	1/18/2011	55,000	$258,500	(2)
	1/18/2011	55,000	258,500	(3)
Noland Granberry	1/18/2011	30,000	141,000	(3)
	5/17/2010	26,250	123,375	(4)
	4/15/2009	42,000	197,400	(5)
	3/17/2008	1,250	5,875	(6)
Edward Lopez	1/18/2011	25,000	117,500	(3)
	8/16/2010	3,750	17,625	(7)
	4/15/2009	52,500	246,750	(8)
Timothy Vehling	1/18/2011	32,500	152,750	(3)
	6/15/2009	25,000	117,500	(9)
Eric Almgren	1/18/2011	30,000	141,000	(3)
	9/1/2010	21,409	100,622	(10)
	4/15/2009	52,500	246,750	(8)
_______________

(1)
The market value represents the market price of the shares of our common stock underlying that award as of December 31, 2011, which is based on the closing price reported on the Nasdaq Global Select Market on that date ($4.70 per share).

(2)
These are performance based RSUs, which vest as to 50% per year if the company meets the vesting condition of 15% increase in revenue and 18% increase in EBITDA for the year ended December 31, 2011. If the performance conditions are not met then all 55,000 RSUs will be cancelled on January 17, 2012. The performance conditions were met for 2011, The company released 27,500 of the 55,000 RSUs on January 18, 2012.

(3)	The RSUs vest with respect to 1/4 of the total number of shares on each one year anniversary of the grant date.

(4)
In connection with his promotion to Chief Financial Officer, Mr. Granberry was granted 35,000 RSUs with a grant date of May 17, 2010. The RSUs will vest with respect to 1/4 of the total number of shares on each one year anniversary of the grant date.

(5)
These RSUs were originally granted for 60,000 shares on April 15, 2009. The RSUs vested with respect to 10% of the total number of shares or 6,000 shares on April 15, 2010, 20% of the total number of shares shall vest on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.

(6)
These RSUs were originally granted for 5,000 units on March 17, 2008. The RSUs vest with respect to 1/4 of the total number of shares on each one year anniversary of the grant date. As of December 31, 2011, 3,750 shares have already vested and been released.

(7)
In connection with his promotion to Chief Legal and Administrative Officer, Mr. Lopez was granted 5,000 RSUs on August 16, 2010.  These RSUs vest over four years, with 25% of the RSUs vesting on each anniversary of the grant date until the RSUs are fully vested.

(8)
These RSUs were originally granted for 75,000 units on April 15, 2009. The RSUs vested with respect to 10% of the total number of shares on April 15, 2010, 20% of the total number of shares shall vest on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.

(9)
These RSUs were originally granted for 50,000 shares on June 15, 2009. The RSUs vest with respect to 1/4 of the total number of shares on each one year anniversary of the grant date. As of December 31, 2011, 25,000 shares have already vested and been released.

(10)
This represents the number of RSUs granted to Mr. Almgren pursuant to the Stock Option Exchange Program. Mr. Almgren exchanged a total of 143,438 eligible options for 42,819 RSUs.  The replacement RSUs will vest with respect to 1/2 of the total number of shares on September 1, 2011 and 1/2 of the total number of shares will vest on September 1, 2012. For a detailed discussion about this program, please refer to Note 5 to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Executive Change of Control Retention Agreements

During 2011, we had Change of Control Retention Agreements in effect with each of our current named executive officers.  These Change of Control Retention Agreements expired on December 13, 2011. Under the Change of Control Retention Agreements, a change of control was defined generally as (a) an acquisition by any person of 50% or more of our outstanding shares of common stock, (b) the consummation of a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction, (c) the sale or disposition of all or substantially all of our assets or (d) the dissolution or liquidation of the Company. The following is a summary of the material terms of each of the Change of Control Retention Agreements with each named executive officer regarding termination of each named executive officer’s employment with us.

•
Upon any termination of employment, the executive was entitled to receive (i) payment for all unpaid salary and vacation accrued through the date of termination, (ii) reimbursement for expenses per existing Company policies and (iii) continued benefits in accordance with the terms of our then existing benefit plans and policies and/or as required by applicable law.

•
In the event of his voluntary termination (other than for “good reason”) or termination for “cause”, or a termination by either the executive or the Company due to death or disability, the executive was not entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

•
In the event of his termination without “cause” or for “good reason” during the period commencing three months prior to the completion of a “change of control” and ending twelve months after a “change of control,” each executive was entitled to receive:

•	cash severance equal to his then current annual base salary, paid in a lump sum within thirty days following termination;

•
if the change of control occurs during the first six months of the calendar year, 50% of the calculated amount (if any) payable to the executive under our executive bonus program, or if the change of control occurs during the last six months of the calendar year, 100% of such bonus;

•	reimbursement of COBRA insurance premiums (if such executive elects COBRA coverage), for twelve months following termination; and

•	the acceleration of vesting of 50% of all unvested equity awards outstanding prior to the date of termination.

In order to receive these payments and benefits, the executive was required to first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of Silicon Image and its directors, officers and other related persons and an agreement not to solicit our employees for a period of one year following termination.

•
“Cause” was defined to mean (i) willful failure to follow the lawful written directions of the Board, not remedied within thirty days of written notice, (ii) gross misconduct not remedied within thirty days of written notice, (iii) failure to comply with policies of the Company in a way that would be detrimental to the Company, not remedied within thirty days of written notice, (iv) conviction of, or a plea of no contest to, a crime involving moral turpitude or commission of a fraud that would reflect adversely on the Company or (v) his unreasonable or bad-faith failure to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

•
“Good Reason” was defined to mean (i) any material reduction in his job duties and responsibilities, (ii) a material change in the position to whom the executive is to report, (iii) a material reduction in annual base salary or target bonus opportunity or (iv) requirement that his principal place of business be located more than 50 miles from the current location.

The following table quantifies the dollar value of payments and benefits to each of the named executive officers on December 31, 2011 according to their respective agreements upon a termination (other than for “cause” or “good reason”) within the period beginning three months prior to a change of control transaction and ending twelve months following such transaction, assuming that such termination took place on December 31, 2011 and that the price per share of our common stock was $4.70, the closing price of our stock reported on the NASDAQ Global Select Market on that date.

Named Executive Officer	Salary (2)	Cash-Based Incentive Award	Health & Insurance Benefits	Intrinsic Value of Unvested Stock Awards (1)	Intrinsic Value of Unvested Option Awards (1)
Camillo Martino	$450,000	$148,500	$19,319	$258,500	$859,500
Noland Granberry	288,500	42,842	19,319	233,825	26,031
Edward Lopez	294,600	43,748	19,319	190,938	30,275
Timothy Vehling	290,000	22,523	19,319	135,125	79,500
Eric Almgren	273,000	23,925	18,053	244,186	37,700
_______________

(1) (2)
Amounts represent the intrinsic value of accelerated restricted stock units and stock options based upon the closing price per share of our common stock on December 31, 2011, the last trading day of fiscal 2011, of $4.70 as reported on the NASDAQ Global Select Market.

Amounts in this column represent the base salaries of the named executive officers effective January 1, 2012.

 Following the expiration of the foregoing Change of Control Retention Agreements, on February 7, 2012, the Compensation Committee of the Board of Directors of Silicon Image authorized the entering into of new change of control retention agreements with each of the Company’s executive officers and vice presidents, including each of the named executive officers.  The terms and conditions of these new Change of Control Retention Agreements are the same in all material respects as the Agreements they replaced except that if the executive is terminated by the Company without “cause,” or if he resigns for “good reason,” during the period beginning three months before and ending twelve months following a change of control, the executive will be entitled to receive the following severance benefits: the Chief Executive Officer shall receive three times (3x) the Chief Executive Officer's base salary at the time of termination; the Chief Financial Officer shall receive two times (2x) the Chief Financial Officer's base salary at the time of termination; and all other executives shall receive one and one-half times (1.5x) the executive’s base salary at the time of termination.  In addition, each executive shall be entitled to acceleration of an additional two years of the executive’s unvested stock options at the time of termination, acceleration of an additional six months of the executive’s unvested restricted stock units at the time of termination and, if the executive elects coverage under COBRA, reimbursed health and welfare benefits for up to twelve months following the executive’s termination.

DIRECTOR COMPENSATION

Board of Directors Compensation Practices

We compensate our non-employee board directors. Our goal is to be very competitive in the market to attract the best talent we can to our board. The aggregate board compensation is at the median relative to our peer companies.

In addition to the initial RSU grant and annual RSU grants for non-employee directors under the Director Compensation Plan described below, non-employee directors are eligible to receive discretionary grants of stock options under the 2008 Equity Incentive Plan.

Director Compensation Plan

The Compensation Committee, with the assistance of Compensia, a compensation consulting firm that was retained by the Compensation Committee to assess competitive market practices for board compensation based on a peer group review and evaluation of trends in board compensation, discussed director compensation and set the terms of the compensation plan currently in effect for our non-employee directors:

(1) Initial RSU Grant. Upon appointment or election to the board, each non-employee director receives 15,000 RSUs under our 2008 Equity Incentive Plan, which RSUs vest 100% on the first anniversary of the grant date. The RSUs will become fully vested upon a change of control and will terminate on the date the director ceases to perform services for us.

(2) Annual Compensation by Role and for Meeting Attendance.

•
Cash Compensation by Role. Each non-employee director receives cash compensation for membership on the board, the standing committees and for holding chair positions on the board and the standing committees in the amounts and on the terms described in the table and note (1) below.  In February 2012, the Compensation Committee decided, effective 2012, to increase the annual retainer for Board membership from $25,000 to $35,000, to increase the annual retainer for the Corporate Development Committee Co-Chairs from $5,000 to $7,000 and to eliminate all meeting fees.

•
Cash Compensation for Meeting Attendance. Each non-employee director receives cash compensation for attendance at certain board and committee meetings in the amounts and on the terms described in the table and notes (3) and (4) below.  In February 2012, the Compensation Committee decided, effective 2012, to eliminate all meeting fees.

•
Annual RSU Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent receives an annual grant of 15,000 RSUs (18,000 RSUs for the Chairman of the Board). These RSUs vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. In 2011, the directors received RSU grants for Board committee service as described in the table below.  In February 2012, the Compensation Committee decided, effective 2012, to change Board members’ annual RSU grants from a fixed number of shares to a number of shares based on grant value as follows: $75,000 for the annual Board member RSU grant and $15,000 for the annual Board Chair RSU grant, with the number of shares determined as of the grant date by dividing the grant value by the thirty (30) day trailing average of the closing price of our stock reported on the NASDAQ Global Select Market.

Role	Annual Cash Retainer by Role(1)	Annual RSU Grant by Role	Meeting Fees		Telephone Meeting Fees
Board Member	$25,000	15,000 shares	$1,000/meeting	(2)	$500/meeting	(2)
Board Chair	10,000	18,000 shares	—		—
Audit Committee Member	10,000	—	$1,000/meeting	(3)	$500/meeting	(3)
Audit Committee Chair	10,000	—	—		—
Compensation Committee Member	5,000	—	$1,000/meeting	(3)	$500/meeting	(3)
Compensation Committee Chair	7,000	—	—		—
Governance and Nominating Committee Member	5,000	—	$1,000/meeting	(3)	$500/meeting	(3)
Governance and Nominating Committee Chair	7,000	—	—		—
Corporate Development Committee Co-Chairs	5,000	—	$2,000/meeting	(3)	$2,000/meeting	(3)
_______________

(1)
The annual retainer paid for Board membership serves as compensation for attendance at up to six Board meetings per year, whether telephonic or in person. Beginning with the seventh Board meeting in a given calendar year, Board members in attendance will receive additional meeting fees as set forth in the table above. These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(2)
These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board of Directors in a given calendar year that the applicable director attended, either in person or via telephone.

(3)	These cash amounts are payable to a director with respect to all committee meetings that the applicable director attended, either in person or via telephone.

DIRECTOR COMPENSATION TABLE (2011)

The table below sets forth the amounts of total compensation awarded to, earned by or paid to non-employee directors of Silicon Image in 2011 for membership on the Board, committees of the Board and/or attendance at meetings of the Board and Board committees, pursuant to the Director Compensation Plan.  The non-employee directors were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal year ended December 31, 2011. We do not administer a pension plan program.

Name	Fees Earned or paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Peter Hanelt (2)	$83,500	$142,740	$226,240
Masood Jabbar (3)	70,500	118,950	189,450
John Hodge (4)	54,500	118,950	173,450
William Raduchel (5)	48,500	118,950	167,450
William George (6)	54,500	118,950	173,450
_______________
(1)

The amounts in this column reflect the aggregate grant date fair value of the restricted stock units (RSUs) granted to the directors in 2011 pursuant to our 2008 Equity Incentive Plan. The aggregate fair value of the RSUs is computed in accordance with ASC No. 718. The fair value of the RSUs was determined using the market value of the Company’s common stock on the date of the grant.

(2)
On May 18, 2011, Mr. Hanelt was granted 18,000 RSUs. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 18, 2011 (i.e., date of grant) was $7.93 per share. As of December 31, 2011, Mr. Hanelt held outstanding RSUs for 18,000 shares, all of which were unvested and aggregate outstanding options to purchase 120,000 shares, all of which were vested.

(3)
On May 18, 2011, Mr. Jabbar was granted 15,000 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 18, 2011 (i.e., date of grant) was $7.93 per share. As of December 31, 2011, Mr. Jabbar held outstanding RSUs for 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 100,000 shares, all of which were vested.

(4)
On May 18, 2011, Mr. Hodge was granted 15,000 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 18, 2011 (i.e., date of grant) was $7.93 per share. As of December 31, 2011, Mr. Hodge held outstanding RSUs for 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 95,000 shares, all of which were vested.

(5)
On May 18, 2011, Mr. Raduchel was granted 15,000 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 18, 2011 (i.e., date of grant) was $7.93 per share. As of December 31, 2011, Mr. Raduchel held outstanding RSUs for 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 270,000 shares, of which 250,000 shares were vested and 20,000 were unvested.

(6)
On May 18, 2011, Dr. George was granted 15,000 RSUs These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 18, 2011 (i.e., date of grant) was $7.93 per share. As of December 31, 2011, Dr. George held outstanding RSUs for 15,000 shares, all of which were unvested and aggregate outstanding options to purchase 95,000 shares, all of which were vested.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2011 to the present, there have been no (and there are no currently proposed) transactions in which Silicon Image was (or is to be) a participant and the amount involved exceeded $120,000, and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Silicon Image has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers and standards and procedures for compliance with the code. The code can be found on the Investors Relation’s section of our website at http://ir.siliconimage.com under “Corporate Governance”.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US) and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 2006 through December 31, 2011. No cash dividends have been declared on Silicon Image’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	12/06	12/07	12/08	12/09	12/10	12/11
Silicon Image, Inc.	100.00	35.53	33.02	20.28	57.78	36.95
NASDAQ Composite	100.00	110.26	65.65	95.19	112.10	110.81
S&P Information Technology	100.00	116.31	66.13	106.95	117.85	120.69

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for Silicon Image’s internal controls over the financial reporting process and for its assessment of the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements and the independent audit of the internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2011, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that Silicon Image’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed management’s assessment of internal control over financial reporting as well as Deloitte & Touche LLP’s report on their audit of internal control over final reporting as of December 31, 2011. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Audit Committee

Peter Hanelt
John Hodge
Masood Jabbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock (“10% Stockholders”) to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2011, except as indicated herein.

One late Form 5 was filed by Seamus Meagher on February 13, 2012 to report the grant of RSUs and stock options awarded to him on December 15, 2011.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s Annual Meeting of Stockholders to be held in 2013 must be received by December 13, 2012. Stockholders wishing to bring a proposal before Silicon Image's Annual Meeting of Stockholders to be held in 2013 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between February 18, 2013 and March 18, 2013.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2011, Mr. Camillo and Mr. Hanelt attended Silicon Image’s Annual Stockholder Meeting.

SECURITY HOLDER COMMUNICATIONS

Any security holder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1140 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Security holders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on the Investor Relation’s section of Silicon Image’s website at http://ir.siliconimage.com under “Corporate Governance”.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

Appendix A

SILICON IMAGE, INC.

2008 EQUITY INCENTIVE PLAN

Adopted April 3, 2008

1. PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards.  Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available.   Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 4,000,000.  Any Award other than an Option or a SAR shall reduce the number of Shares available for issuance under the Plan by 1.50 Shares.  The Company may issue Shares that are authorized but unissued shares pursuant to the Awards granted under the Plan. The Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.

2.2 Lapsed, Returned Awards.  Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares:  (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; provided, however, that (x) Shares tendered by a Participant as full or partial payment to the Company upon exercise of an Option, or as full or partial payment of withholding taxes payable upon such exercise, shall not be available for future grant, (y) SARs to be settled in Shares of the Company’s Common Stock shall be counted against the Shares available for issuance as one (1) Share for every Share subject to the SAR, regardless of the number of Shares issued upon settlement of the SAR, and (z) Shares repurchased in the open market with the proceeds of the payment to the Company upon exercise of an Option shall not be available for future grant; (ii) are subject to Awards granted under this Plan that are forfeited, cancelled or expire; or (iii) are surrendered pursuant to an Exchange Program.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

2.3 Minimum Share Reserve.  At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.4 Limitations.  No more than 40,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.5 Adjustment of Shares.  If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3. ELIGIBILITY.  ISOs may be granted only to Employees.  All other Awards may be granted to Employees, Consultants, Directors and Outside Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Outside Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.  No Participant will be eligible to receive more than 500,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of 750,000 Shares in the calendar year in which they commence their employment.

4. ADMINISTRATION.

4.1 Committee Composition; Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee.  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan.  The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value in good faith, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) determine the terms and conditions of any, and to institute any Exchange Program;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(o) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Interpretation and Discretion.  Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan.  Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.  The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act.  When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5. OPTIONS.  The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant.  Each Option granted under this Plan will identify the Option as an ISO or an NQSO.  An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2 Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date.  The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period.  Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted.  The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.  Payment for the Shares purchased may be made in accordance with Section 11.  The Exercise Price of a NQSO may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

5.5 Method of Exercise.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.  An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination.  The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant is Terminated for any reason except for the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

5.7 Limitations on Exercise.  The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs.  With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted.  Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.  Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

5.11 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock.  A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”).  The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2 Restricted Stock Purchase Agreement.  All purchases under a Restricted Stock Award will be evidenced by an Award Agreement.  Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant.  If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3 Purchase Price.  The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted.  Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement.

6.4 Terms of Restricted Stock Awards.  Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law.  These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement.  Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses.  A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary.  All Stock Bonus Awards shall be made pursuant to an Award Agreement.  No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2 Terms of Stock Bonus Awards.  The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon.  These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement.  Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3 Form of Payment to Participant.  Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4 Termination of Participation.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement).  All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs.  The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR.  The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value.  A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3 Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR.  The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven (7) years from the date the SAR is granted.  The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).  Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.5 Termination of Participation.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units.  A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  All RSUs shall be made pursuant to an Award Agreement.

9.2 Terms of RSUs.  The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU.  An RSU may be awarded upon satisfaction of such Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement.  If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU.  Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3 Form and Timing of Settlement.  Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.

9.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PERFORMANCE SHARES.

10.1 Awards of Performance Shares.  A Performance Share Award is an award to a Participant denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  Grants of Performance Shares shall be made pursuant to an Award Agreement.

10.2 Terms of Performance Shares.  The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each award of Performance Shares.  In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares.  Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned.  Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria.

10.3 Value, Earning and Timing of Performance Shares.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted and/or same day sale (or other) cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

12. GRANTS TO OUTSIDE DIRECTORS.

12.1 Types of Awards.  Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs.  Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Committee, or made from time to time as determined in the discretion of the Board.

12.2 Eligibility.  Awards pursuant to this Section 12 shall be granted only to Outside Directors.  An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3 Vesting, Exercisability and Settlement.  Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Committee.  With respect to the grant of Options and SARs to Outside Directors, neither will be exercisable after the expiration of seven (7) years from the date of grant and the exercise price granted shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13. WITHHOLDING TAXES.

13.1 Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award.  Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2 Stock Withholding.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.  Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, for consideration or otherwise, other than by will or by the laws of descent or distribution.  If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate.  All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends.  No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant.  After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2 Restrictions on Shares.  At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.  Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral.  In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.  The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS.  Except in connection with a (i) Corporate Transaction or (ii) a stock dividend, recapitalization, stock split, reverse stock split, subdivision,  combination, reclassification or similar change in the capital structure of the Company without consideration, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash or other Awards (including Options or SARs) with an exercise price that is less than the exercise price of the original Option or SAR without prior stockholder approval.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance.  Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor.  In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants.  In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards).  The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.  In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of such Awards in connection with a Corporate Transaction.  In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period.  Awards need not be treated similarly in a Corporate Transaction.

21.2 Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.  Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant.  In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code).

21.3 Outside Directors’ Awards.  Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Outside Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL.  This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board.  This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24. AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY.  Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. DEFINITIONS.  As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

 “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Silicon Image, Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the date this Plan is approved by the Company’s stockholders, the date of which shall be within twelve (12) months before or after the date this Plan is adopted by the Board.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c)           if none of the foregoing is applicable, by the Board or the Committee in good faith.

“GAAP” means generally accepted accounting principles.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5 or Section 12 of the Plan.

“Outside Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

 “Performance Factors” means the factors selected by the Committee, which may include, but are not limited to the, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives;

•	Company specific operational metrics; and

•	Any of the foregoing may be based on GAAP or NonGAAP standards.

“Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 10 or Section 12 of the Plan.

“Plan” means this Silicon Image, Inc. 2008 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 and Section 12 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company.  An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing.  In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement.  The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

**We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.**

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

SILICON IMAGE, INC.

INTERNET
http://www.proxyvoting.com/simg
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

The Board of Directors unanimously recommends a vote FOR each of the nominees, FOR Proposals 2, 3 and 4.

Please mark your votes as indicated in this example ☒

1. ELECTION OF CLASS I DIRECTORS

Nominees:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
01 Peter Hanelt 02 William George	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
2. Vote to amend our 2008 Equity Incentive Plan to increase the number of shares available for issuance thereunder	☐	☐	☐
3. Vote to approve the Company's executive compensation	☐	☐	☐
4. Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012	☐	☐	☐

RESTRICTED AREA - SCAN LINE

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date ____________

You can now access your Silicon Image, Inc. account online.

Access your Silicon Image, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Silicon Image, Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2012 Annual Meeting of Stockholders.
The Proxy Statement and the 2011 Annual Report to Stockholders are available at: **http://ir.siliconimage.com/**

▼ FOLD AND DETACH HERE ▼

PROXY
SILICON IMAGE, INC.
Annual Meeting of Stockholders – May 16, 2012
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Camillo Martino and Edward Lopez, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Silicon Image, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 16, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)

21199

RESTRICTED AREA - SIGNATURE LINES